                                                                  Exhibit (d)(1)

                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                         PENSKE TRUCK LEASING CO., L.P.



                           SUN ACQUISITION CORPORATION



                                       AND



                           ROLLINS TRUCK LEASING CORP.



                                   DATED AS OF



                                January 15, 2001
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                                TABLE OF CONTENTS

                                                                                             Page
                                    ARTICLE I
                                   DEFINITIONS

   Section 1.1    Definitions ...........................................................       1

                                   ARTICLE II
                                    THE OFFER

   Section 2.1    The Offer .............................................................       7
   Section 2.2    Company Action ........................................................      10
   Section 2.3    Directors .............................................................      11
   Section 2.4    Merger Without Meeting of Shareholders ................................      13

                                   ARTICLE III
                         THE MERGER AND RELATED MATTERS

   Section 3.1    The Merger ............................................................      13
   Section 3.2    Certificate of Incorporation of the Surviving Corporation .............      13
   Section 3.3    By-Laws of the Surviving Corporation ..................................      14
   Section 3.4    Directors and Officers of the Surviving Corporation ...................      14
   Section 3.5    Closing ...............................................................      14
   Section 3.6    Subsequent Actions ....................................................      14

                                   ARTICLE IV
                            CONVERSION OF SECURITIES

   Section 4.1    Conversion of Capital Stock ...........................................      14
   Section 4.2    Exchange of Certificates ..............................................      15
   Section 4.3    Appraisal Rights ......................................................      17
   Section 4.4    Lost, Stolen or Destroyed Certificates ................................      17
   Section 4.5    Company Stock Plans ...................................................      17

                                    ARTICLE V
                         DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

   Section 5.1    Disclosure Schedules ..................................................      18
   Section 5.2    Standards .............................................................      18

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Section 6.1    Due Organization, Good Standing and Power, ............................      19
   Section 6.2    Authorization and Validity of Agreement ...............................      19
   Section 6.3    Capitalization ........................................................      20
   Section 6.4    Consents and Approvals; No Violations .................................      21
   Section 6.5    Company Reports and Financial Statements ..............................      22
   Section 6.6    Information to Be Supplied ............................................      22
   Section 6.7    Absence of Certain Events .............................................      23
   Section 6.8    Litigation ............................................................      23
   Section 6.9    Title to Properties; Encumbrances; Leases .............................      24
   Section 6.10   Compliance with Laws ..................................................      24

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
   Section 6.11   Company Benefit Plans .................................................      24
   Section 6.12   Books and Records .....................................................      26
   Section 6.13   Taxes .................................................................      26
   Section 6.14   Intellectual Property .................................................      28
   Section 6.15   Brokers; Schedule of Fees and Expenses ................................      28
   Section 6.16   Environmental Matters .................................................      28
   Section 6.17   State Takeover Statutes ...............................................      29
   Section 6.18   Voting Requirements; Board Approval ...................................      29
   Section 6.19   Opinion of Financial Advisor ..........................................      29
   Section 6.20   Contracts .............................................................      30
   Section 6.21   Plant and Equipment ...................................................      30
   Section 6.22   Labor and Employment Matters ..........................................      31
   Section 6.23   Rights Agreement ......................................................      31
   Section 6.24   Insurance .............................................................      32
   Section 6.25   Customers .............................................................      32
   Section 6.26   Affiliate Agreements ..................................................      32
   Section 6.27   Full Disclosure .......................................................      32

                                   ARTICLE VII
                          REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

   Section 7.1    Due Organization; Good Standing .......................................      33
   Section 7.2    Authorization and Validity of Agreement ...............................      33
   Section 7.3    Consents and Approvals; No Violations .................................      33
   Section 7.4    Information to Be Supplied ............................................      34
   Section 7.5    Broker's or Finder's Fee ..............................................      34
   Section 7.6    Ownership of Capital Stock ............................................      34
   Section 7.7    No Prior Activities ...................................................      34
   Section 7.8    Sufficient Funds ......................................................      34

                                  ARTICLE VIII
                                    COVENANTS

   Section 8.1    Access to Information Concerning Properties and Records ...............      35
   Section 8.2    Conduct of the Business of the Company Pending the Closing Date .......      35
   Section 8.3    Company Shareholder Meeting; Preparation of Proxy Statement ...........      40
   Section 8.4    Reasonable Best Efforts; Notification .................................      40
   Section 8.5    No Solicitation .......................................................      42
   Section 8.6    Antitrust Laws ........................................................      44
   Section 8.7    Indemnification; Directors' and Officers' Insurance ...................      45
   Section 8.8    Public Announcements ..................................................      46
   Section 8.9    Employee Benefits Plans ...............................................      46
   Section 8.10   Option to Acquire Additional Shares ...................................      48

                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

   Section 9.1    Conditions to Obligations of Each Party ...............................      49
   Section 9.2    Conditions to the Obligations of Parent and Purchaser .................      50

                                       ii
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
                                    ARTICLE X
                           TERMINATION AND ABANDONMENT

   Section 10.1   Termination ...........................................................      50
   Section 10.2   Effect of Termination .................................................      52
   Section 10.3   Payment of Certain Fees ...............................................      52

                                   ARTICLE XI
                                  MISCELLANEOUS

   Section 11.1   Representations and Warranties ........................................      53
   Section 11.2   Extension; Waiver .....................................................      53
   Section 11.3   Notices ...............................................................      53
   Section 11.4   Entire Agreement ......................................................      55
   Section 11.5   Binding Effect; Benefit; Assignment ...................................      55
   Section 11.6   Amendment and Modification ............................................      55
   Section 11.7   Further Actions .......................................................      56
   Section 11.8   Interpretation ........................................................      56
   Section 11.9   Enforcement ...........................................................      56
   Section 11.10     Counterparts .......................................................      56
   Section 11.11     Applicable Law .....................................................      56
   Section 11.12     Severability .......................................................      57
   Section 11.13     Waiver of Jury Trial ...............................................      57
   Section 11.14     Time ...............................................................      57
    Annex I - Certain Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2001 (this "AGREEMENT"), by and among Penske Truck Leasing Co., L.P., a Delaware limited partnership ("PARENT"), Sun Acquisition Corporation, a Delaware corporation and an affiliate of Parent ("PURCHASER"), and Rollins Truck Leasing Corp., a Delaware corporation (the "COMPANY").

                  WHEREAS, the Boards of Directors of each of Purchaser and the Company have determined that it is advisable and in the best interests of each corporation and its respective shareholders to consummate the acquisition of the Company by Parent, upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the Board of Directors of the general partner of Parent and the Advisory Committee of Parent have determined that it is advisable and in the best interests of Parent and its partners to consummate the acquisition of the Company by Parent, upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer to acquire all shares of the issued and outstanding common stock, U.S. $1.00 par value, of the Company (the "COMPANY COMMON STOCK"), including the related Rights (as hereinafter defined), for U.S. $13.00 per share, net to the seller in cash;

                  WHEREAS, also in furtherance of such acquisition, the Boards of Directors of each of the general partner of Parent, Purchaser and the Company and the Advisory Committee of Parent have approved this Agreement and the transactions contemplated hereby, including the merger of Purchaser with and into the Company, with the Company as the surviving corporation, following the Offer (as hereinafter defined); and

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, each executive officer of the Company and certain other stockholders of the Company (the "CERTAIN STOCKHOLDERS") have executed and delivered to Parent and Purchaser an agreement (the "TENDER AGREEMENT") substantially in the form attached hereto as Exhibit A pursuant to which the Certain Stockholders have agreed to take specified actions in furtherance of the transactions contemplated by this Agreement, including tendering their shares of Company Common Stock into the Offer.

                  NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

                  SECTION 1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

                  "2001 PLAN OF THE COMPANY" shall have the meaning set forth in
Section 8.2(b)(4).

                  "ACQUISITION AGREEMENT" shall have the meaning set forth in
Section 8.5(b).

                  "AFFILIATE" of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that for the purposes of this definition, "control", (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or, otherwise.

                  "AGREEMENT" shall have the meaning set forth in the preamble hereto.

                  "ANTITRUST AUTHORITIES" shall have the meaning set forth in
Section 8.6(d).

                  "ANTITRUST LAW" shall have the meaning set forth in Section 8.6(d).

                  "BALANCE SHEET" means the audited balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2000.

                  "business day" shall have the meaning set forth in Section 2.1(a).

                  "CERTAIN STOCKHOLDERS" shall have the meaning set forth in the recitals hereof.

                  "CERTIFICATE OF MERGER" shall have the meaning set forth in
Section 3.1(b).

                  "CERTIFICATES" shall have the meaning set forth in Section 4.2(b).

                  "CLOSING" shall have the meaning set forth in Section 3.5.

                  "CLOSING DATE" shall have the meaning set forth in Section
3.5.

                  "CODE" shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

                  "COMPANY" shall have the meaning set forth in the preamble hereto.

                  "COMPANY BENEFIT PLANS" shall have the meaning set forth in
Section 6.11(a).

                  "COMPANY COMMON STOCK" shall have the meaning set forth in the recitals hereof.

                  "COMPANY DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 5.1.

                  "COMPANY EMPLOYEES" shall mean the employees of the Company and its Subsidiaries at the Measurement Date.

                  "COMPANY MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (i) the ability of the Company to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect relating to any public disclosure of the transactions contemplated hereby, the economy in general or affecting the United States truck leasing industry generally shall be excluded for purposes of determining whether a Company Material Adverse Effect has occurred.

                  "COMPANY SEC REPORTS" shall mean all forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, filed by the Company or any of its Subsidiaries with the SEC since September 30, 1998.

                  "COMPANY SHAREHOLDER APPROVAL" shall mean the approval of this Agreement and the Merger at the Company Shareholder Meeting by the holders of a majority of all outstanding shares of Company Common Stock, voting as one class, with each share having one vote.

                  "COMPANY SHAREHOLDER MEETING" shall have the meaning set forth in Section 8.3(a).

                  "COMPANY STOCK PLANS" shall mean the Company's 1982 Incentive Stock Option Plan, the Company's 1986 Stock Option Plan, the Company's 1993 Stock Option Plan, the Company's 1997 Stock Option Plan, the Company's 2000 Stock Option Plan, whether or not approved by the Company's shareholders, and any other stock-based incentive plan, program, agreement, grant or arrangement, sponsored, maintained, entered into or made by the Company or any of its Subsidiaries for the benefit of any employee, consultant, or officer or director thereof.

                  "CONFIDENTIALITY AGREEMENT" shall mean the confidentiality agreement between General Electric Capital Corporation and the Company, dated October 10, 2000.

                  "CONSUMMATION OF THE OFFER" shall mean the acceptance for payment of, and payment of the Offer Price for, shares of Company Common Stock by Purchaser pursuant to the Offer, in accordance with the terms of this Agreement.

                  "CONTRACTS" shall have the meaning set forth in Section 6.4.

                  "DEFINED BENEFIT PLAN" shall have the meaning set forth in
Section 6.11(d).

                  "DGCL" shall mean the General Corporation Law of the State of Delaware, as currently in effect and as amended from time to time.

                  "DISSENTING SHAREHOLDERS" shall have the meaning set forth in
Section 4.1(c).

                  "EFFECTIVE TIME" shall have the meaning set forth in Section 3.1(b).

                  "ENVIRONMENTAL CLAIMS" shall have the meaning set forth in
Section 6.16(b).

                  "ENVIRONMENTAL LAWS" shall have the meaning set forth in
Section 6.16(b).

                  "ERISA" shall have the meaning set forth in Section 6.11(a).

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "EXPENSES" shall mean Parent's expenses reasonably incurred by Parent in connection with the transactions contemplated by the Company Transaction Documents, including but not limited to attorneys' fees and expenses, filing fees, printing expenses and accountants' fees and expenses; provided, however, that in no event shall such expenses exceed U.S. $1,000,000 for purposes of this Agreement.

                  "FINANCIAL STATEMENTS" means the audited and unaudited financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Reports.

                  "GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

                  "GOVERNMENTAL AUTHORITY" shall have the meaning set forth in
Section 6.4.

                  "HAZARDOUS MATERIALS" shall have the meaning set forth in
Section 6.16(b).

                  "HSR ACT" shall have the meaning set forth in Section 6.4.

                  "INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 8.7(a).

                  "INDEPENDENT DIRECTORS" shall have the meaning set forth in
Section 2.3(a).

                  "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning set forth in Section 6.14.

                  "ISSUANCE OBLIGATION" shall have the meaning set forth in
Section 6.3(a).

                  "JOINT PRESS RELEASE" shall have meaning set forth in Section 2.1(b).

                  "KNOWLEDGE" shall mean, when used in any representation, warranty or covenant of the Company contained herein, the actual knowledge of any of the individuals named in Section 1.1 of the Company Disclosure Schedule as set forth therein.

                  "LANDLORD LEASES" shall have the meaning set forth in Section 6.9(b).

                  "LAWS" shall have the meaning set forth in Section 6.4.

                  "LIENS" shall mean all security interests, liens, claims, pledges, options, rights of first refusal, charges or other encumbrances of any nature or any other similar limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided under applicable Federal or state securities Laws).

                  "MATERIAL CONTRACT" shall have the meaning set forth in
Section 6.20(a).

                  "MEASUREMENT DATE" shall mean the first to occur of (a) the date upon which Parent first designates one or more directors of the Company pursuant to Section 2.3(a) and (b) the date upon which the Effective Time occurs.

                  "MERGER" shall have the meaning set forth in Section 3.1(a).

                  "MERGER CONSIDERATION" shall have the meaning set forth in
Section 4.1(c).

                  "MINIMUM CONDITION" shall have the meaning set forth in
Section 2.1(a).

                  "NEW BIDDER" shall have the meaning set forth in Section
8.5(a).

                  "NEW PLANS" shall have the meaning set forth in Section
8.9(e).

                  "NON-COMPETE AGREEMENTS" shall have the meaning set forth in
Section 8.9(g).

                  "OFFER" shall have the meaning set forth in Section 2.1(a).

                  "OFFER DOCUMENTS" shall have the meaning set forth in Section 2.1(c).

                  "OFFER PRICE" shall have the meaning set forth in Section 2.1(a).

                  "OFFER TO PURCHASE" shall have the meaning set forth in
Section 2.1(a).

                  "OPTION" shall have the meaning set forth in Section 8.10(a).

                  "OPTION SHARES" shall have the meaning set forth in Section 8.10(a).

                  "ORDERS" shall have the meaning set forth in Section 6.4.

                  "OSHA" shall have the meaning set forth in Section 6.22(b).

                  "PARENT" shall have the meaning set forth in the preamble hereto.

                   "PARENT MATERIAL ADVERSE EFFECT" shall mean any event, change, occurrence, effect, fact or circumstance that is materially adverse to the ability of Parent or Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                  "PARENT OPTION PLAN" shall have the meaning set forth in
Section 8.9(e).

                  "PAYING AGENT" shall have the meaning set forth in Section 4.2(a).

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "PERMITS" shall have the meaning set forth in Section 6.10(b).

                  "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company, other entity and a government or other department or agency thereof.

                  "PROXY STATEMENT" shall have the meaning set forth in Section 8.3(b).

                  "PURCHASER" shall have the meaning set forth in the preamble hereto.

                  "QUALIFIED PERSON" shall have the meaning set forth in Section 2.3(a).

                  "RETURNS" shall have the meaning set forth in Section 6.13(a).

                  "RIGHTS" means the stock purchase rights issued by the Company pursuant to the Rights Agreement.

                  "RIGHTS AGREEMENT" means the Rights Agreement dated as of June 1, 1999, between the Company and Registrar and Transfer Company, as Rights Agent, as amended from time to time consistent with the terms of this Agreement.

                  "SCHEDULE 14D-9" shall have the meaning set forth in Section 2.2(c).

                  "SCHEDULE TO" shall have the meaning set forth in Section 2.1(c).

                  "SEC" shall mean the U.S. Securities and Exchange Commission.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  "STATE COURT" shall have the meaning set forth in Section
11.9.

                  "STOCK OPTIONS" shall mean any option or right to purchase, acquire or receive Company Common Stock granted to any employee, consultant, officer or director of the Company or any of its Subsidiaries, under any Company Stock Plan or otherwise.

                  "SUBSIDIARY" with respect to a Person shall mean (x) any partnership of which such Person or any of its Subsidiaries is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership) or
(y) any other entity in which such Person together with any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

                  "SUFFICIENT FUNDS" shall have the meaning set forth in Section 7.8.

                  "SUPERIOR PROPOSAL" shall have the meaning set forth in
Section 8.5(a).

                  "SURVIVING CORPORATION" shall have the meaning set forth in
Section 3.1(a).

                  "TAKEOVER PROPOSAL" shall have the meaning set forth in
Section 8.5(a).

                  "TAXES" shall have the meaning set forth in Section 6.13(a).

                  "TENANT LEASES" shall have the meaning set forth in Section 6.9(b).

                  "TENDER AGREEMENT" shall have the meaning set forth in the recitals hereof.

                  "TERMINATION DATE" shall mean ninety calendar days following commencement of the Offer; provided, however, that if the condition provided for in clause (a) (ii) of Annex I shall not have been satisfied on or prior to such date, then the Termination Date shall be extended until ten business days after such condition has been satisfied, but in no event shall the Termination Date be extended beyond one hundred and fifty days following commencement of the Offer.

                  "TERMINATION FEE" shall mean an amount equal to the product of
(i) three percent (3%), (ii) the Offer Price and (iii) the number of shares of Company Common Stock issued and outstanding as of the Termination Date.

                  "THIRD PARTY ACQUISITION EVENT" shall have the meaning set forth in Section 10.3(b).

                  "U.S. $" shall mean United States dollars.

                  "VOTING DEBT" shall have the meaning set forth in Section 6.3(a).

                                   ARTICLE II
                                    THE OFFER

                  SECTION 2.1 THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated pursuant to Section 10.1 hereof, as promptly as reasonably practicable, but in no event later than seven business days following the public announcement of the terms of this Agreement (which public announcement shall occur no later than the first business day following the execution of this Agreement), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer (as it may be amended from time to time as permitted by this Agreement, the "OFFER") to purchase all of the shares of Company Common Stock issued and outstanding (including the related Rights) at a price of U.S. $13.00 per share, net to the seller in cash (such price, or such higher price per share of Company Common Stock as may be paid in the Offer, being referred to herein as the "OFFER PRICE"). For purposes of this Agreement, the term "business day" shall mean any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. The obligation of Purchaser to accept for payment and pay for shares of Company Common Stock (including the related Rights) tendered pursuant to the Offer shall be subject only to the condition that there shall be validly tendered (other than by guaranteed delivery where actual delivery has not occurred) in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and/or Purchaser, represents at least a majority of the shares of Company Common Stock outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights to acquire, and securities exercisable or convertible into, Company Common Stock, whether or not exercised or converted at the time of determination, other than potential dilution attributable to the Rights or the Option Shares) (the "MINIMUM CONDITION") and to the satisfaction or waiver by Purchaser as permitted hereunder of the other conditions set forth in Annex I hereto. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") and the related letter of transmittal, each in form reasonably satisfactory to the Company, containing the terms set forth in this Agreement and the conditions set forth in Annex I. Parent and Purchaser agree that the Offer to Purchase will state at least in the summary term sheet and in appropriate places in the Offer to Purchase that "Purchaser's obligation to purchase shares of Company Common Stock under the Offer is not conditioned on any financing arrangements or subject to any financing condition." Without limiting the foregoing, effective upon Consummation of the Offer, the holder of such Company Common Stock will sell and assign to Purchaser all right, title and interest in and to all of the shares of Company Common Stock tendered (including, but not limited to, such holder's right to any and all dividends and distributions with a record date before, and a payment date after, the scheduled or extended expiration date).

                  Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that (i) the Minimum Condition may not be waived or changed without the prior written consent of the Company and (ii) no change may be made that changes the form of consideration to be paid, decreases the Offer Price, decreases the number of shares of Company Common Stock sought in the Offer, materially adds to or modifies any of the conditions to the Offer, makes any other change in the terms of the Offer that is in any manner adverse to the holders of the Company Common Stock or (except as provided in the next sentence) changes the expiration date of the Offer, without the prior written consent of the Company. Without the consent of the Company, Purchaser shall have the right to extend the expiration date of the Offer (which shall initially be 12:00 midnight Eastern time on the date that is the twentieth business day from the commencement date of the Offer, pursuant to Rule 14d-2 under the Exchange Act), (i) if, immediately before the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or, to the extent permitted, waived, until such conditions are satisfied or waived,
(ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, or (iii) for up to 10 additional business days in increments of not more than two business days each (but in no event beyond the Termination
Date), if, immediately prior to the scheduled or extended expiration date of the Offer, the Company Common Stock tendered and not withdrawn pursuant to the Offer constitutes more than 80% and less than 90% of the outstanding Company Common Stock, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; provided, that, in the case of any extension under clause (iii), Parent or Purchaser may not thereafter assert the failure of any of the conditions provided in clauses (a)(ii), (b)(iii), (b)(v) and (c) of Annex I, except, in each such case, by reason of a knowing, intentional breach of a covenant by the Company. In addition, if, at the scheduled or extended expiration date of the Offer, the Minimum Condition has been satisfied but Company Common Stock tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the outstanding Company Common Stock, without the consent of the Company, Purchaser shall have the right to provide for a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange
Act) for up to 20 business days after Purchaser's acceptance for payment of the shares of Company Common Stock then tendered and not withdrawn pursuant to the Offer.

                  If any of the conditions to the Offer is not satisfied or waived on any scheduled or extended expiration date of the Offer, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer, if such condition or conditions could reasonably be expected to be satisfied, from time to time until such conditions are satisfied or waived; provided, that Purchaser shall not be required to extend the Offer beyond, and in the case of clause (y) may terminate the Offer upon, the earliest to occur of (x) the Termination Date or
(y) five business days following the public announcement of any Takeover Proposal or amended Takeover Proposal that has not been publicly rejected by the Company at the time of such expiration or termination (except that Purchaser may not terminate the Offer pursuant to this clause (y) prior to the twentieth business day following commencement of the Offer). Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Purchaser shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer (or as required by Rule 14d-11 under the Exchange Act), all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

                  (b) No later than the first business day following execution of this Agreement and subject to the conditions of this Agreement, Parent shall issue a joint press release with the Company (the "JOINT PRESS RELEASE") regarding this Agreement and its intent to make the Offer and shall file with the SEC the Joint Press Release, under cover of Schedule TO, indicating on the front of such Schedule TO that such filing contains pre-commencement communications.

                  (c) As soon as practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "SCHEDULE TO") with respect to the Offer. The Schedule TO will include or incorporate by reference as exhibits the Offer to Purchase and forms of the letter of transmittal and summary advertisement (collectively, together with any supplements or amendments thereto, the "OFFER

DOCUMENTS"). Parent and Purchaser will take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable federal securities Laws. Parent, Purchaser and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws, including applicable SEC rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. Purchaser and Parent also agree to provide the Company and its counsel in writing with any comments Purchaser, Parent or their counsel may receive from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after the receipt of such comments and shall consult with and provide the Company and its counsel a reasonable opportunity to review and comment on the response of Purchaser to such comments prior to responding.

                  SECTION 2.2 COMPANY ACTION.

                  (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held on January 15, 2001 has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to the Company's shareholders and are advisable and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL and (iii) resolved to recommend acceptance of the Offer by its shareholders and the tender of their shares of Company Common Stock into the Offer and, to the extent required by applicable law, approval and adoption of this Agreement and the Merger by its shareholders. The Company further represents that Morgan Stanley Dean Witter has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of shares of Company Common Stock (other than Parent or any of its Affiliates) from a financial point of view. The Company has been advised that all of its directors and executive officers who own shares of Company Common Stock intend to tender their shares of Company Common Stock pursuant to the Offer. In connection with the Offer, the Company will, or will cause its transfer agent to, promptly furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists in the Company's possession or control of securities positions of shares of Company Common Stock held in stock depositories, in each case as of a recent date, and will provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable Laws, and, except for such steps as are necessary to disseminate the Schedule TO and the Offer Documents and any other documents necessary to consummate the Offer and the transactions contemplated by this Agreement, Parent and Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall, upon request, destroy all copies of such information then in their possession, except to the extent that such information can be shown to have been previously known on a nonconfidential basis by Parent or Purchaser, in the public domain through no fault of Parent or Purchaser or later lawfully acquired by Parent or Purchaser on a nonconfidential basis.

                  (b) No later than the first business day following execution of this Agreement and subject to the conditions of this Agreement, the Company shall issue the Joint Press Release with Parent and shall file with the SEC the Joint Press Release, under cover of Schedule 14D-9, indicating on the front of such Schedule 14D-9 that such filing contains pre-commencement communications.

                  (c) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that shall reflect the recommendations of the Company's Board of Directors referred to in Section 2.2(a) above. The Company, Parent and Purchaser each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to holders of Company Common Stock. The Company also agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with and provide Parent and its counsel a reasonable opportunity to review and comment on the response of the Company to such comments prior to responding.

                  SECTION 2.3 DIRECTORS.

                  (a) Promptly upon the purchase of and payment for not less than a majority of the issued and outstanding shares of Company Common Stock on a fully diluted basis by Parent or any of its direct or indirect Subsidiaries pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Company's then existing Board of Directors, upon written notice to the Company, such number of directors, rounded up to the next whole number, on the Board of Directors such that the percentage of its designees on the Board shall equal the percentage of the outstanding shares of Company Common Stock owned of record by Parent and its direct or indirect Subsidiaries. In furtherance thereof, the Company shall, upon request of Purchaser, use its reasonable best efforts promptly to cause Parent's designees (and any replacement designees in the event that any designee shall no longer be on the Board of Directors) to be so elected to the Company's Board, and in furtherance thereof, to the extent necessary, increase the size of the Board of Directors or use its reasonable best efforts to obtain the resignation of such number of its current directors as is necessary to give effect to the foregoing provision. At such time, the Company shall also, upon the request of Purchaser, use its reasonable best efforts to cause the Persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, until the Effective Time, the Board of Directors of the Company shall have at least two directors who are directors of the Company on the date of this Agreement and who are not officers of the Company or any of its Subsidiaries (the "INDEPENDENT DIRECTORS"); provided, however, that (x) notwithstanding the foregoing, in no event shall the requirement to have at least two Independent Directors result in Parent's designees constituting less than a majority of the Company's Board of Directors unless Parent shall have failed to designate a sufficient number of Persons to constitute at least a majority and (y) if the number of Independent Directors shall be reduced below two for any reason whatsoever (or if immediately following Consummation of the Offer there are not at least two then-existing directors of the Company who (1) are Qualified Persons (as defined below) and
(2) are willing to serve as Independent Directors), then the number of Independent Directors required hereunder shall be one, unless the remaining Independent Director is able to identify a person, who is not an officer or Affiliate of the Company, Parent or any of their respective Subsidiaries (any such person being referred to herein as a "QUALIFIED PERSON"), willing to serve as an Independent Director, in which case such remaining Independent Director shall be entitled to designate any such Qualified Person or Persons to fill such vacancy, and such designated Qualified Person shall be deemed to be an Independent Director for purposes of this Agreement, or if no Independent Directors then remain, the other Directors shall be entitled (but not required) to designate two Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Company Board shall take no action after Consummation of the Offer until the Company Board has been reconstituted in accordance with this Section 2.3(a), unless otherwise agreed in writing by Parent or Purchaser.

                  The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.3(a), including mailing to shareholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9 if it receives from Parent and Purchaser the information below on a basis timely to permit such mailing) as is necessary to fulfill the Company's obligations under this Section 2.3(a). The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Purchaser shall supply the Company in writing any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of Parent's designees under this Section 2.3(a). The provisions of this Section 2.3(a) are in addition to and shall not limit any rights that Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of law with respect to the election of directors or otherwise.

                  (b) Following the election or appointment of Parent's designees pursuant to Section 2.3(a), the approval by affirmative vote or written consent of all of the Independent Directors then in office (or, if there shall be only one Independent Director then in office, the Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall be required or permitted to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by Parent or Purchaser or (iii) any waiver or exercise of any of the Company's rights under this Agreement. If there is no Independent Director, any action that requires approval by the Independent Directors shall be deemed to be approved by the Independent Directors if approved by the Company's Board of Directors.

                  SECTION 2.4 MERGER WITHOUT MEETING OF SHAREHOLDERS. If following Consummation of the Offer (or any subsequent offering period), Purchaser owns at least 90% of the outstanding shares of Company Common Stock, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the Company Shareholder Meeting, in accordance with Section 253 of the DGCL.

                                  ARTICLE III
                         THE MERGER AND RELATED MATTERS

                  SECTION 3.1 THE MERGER.

                  (a) Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time the Company and Purchaser shall consummate a merger (the "MERGER") pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease and (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue its corporate existence under the Laws of the State of Delaware.

                  (b) Upon the terms and subject to the conditions of this Agreement, on the date of the Closing (or on such other date as Parent and the Company may agree), Parent, Purchaser and the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, (the "CERTIFICATE OF MERGER") executed and acknowledged in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective on the later of the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME."

                  (c) From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

                  SECTION 3.2 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until such time that the Certificate of Incorporation is amended thereafter in accordance with the DGCL and subject to Section 8.7(a) hereof.

                  SECTION 3.3 BY-LAWS OF THE SURVIVING CORPORATION. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until such time that the By-Laws are amended thereafter in accordance with the DGCL and subject to Section 8.7(a) hereof.

                  SECTION 3.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the DGCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the earlier of their resignation or the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Purchaser immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until the earlier of their resignation or their respective successors shall be duly elected or appointed and qualified.

                  SECTION 3.5 CLOSING. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., local time, on a date to be specified by the parties, or, if no such date is specified, on the second business day after satisfaction or, to the extent permitted by applicable Law, waiver by the applicable parties, of all of the conditions set forth in Article IX hereof (the "CLOSING DATE"), at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York.

                  SECTION 3.6 SUBSEQUENT ACTIONS. If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser vested or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such entity or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE IV
                            CONVERSION OF SECURITIES

                  SECTION 4.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of capital stock of
Purchaser:

                  (a) Purchaser Capital Stock. Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Purchaser-Owned Stock. All shares of Company Common Stock that are owned by the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; provided that shares of Company Common Stock held beneficially or of record by any Company Stock Plan shall not be deemed to be held by the Company regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such shares.

                  (c) Exchange of Shares of Company Common Stock. Each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and any shares that are held by shareholders exercising appraisal rights pursuant to Section 262 of the DGCL ("DISSENTING SHAREHOLDERS")) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such share in the manner provided in Section 4.2. All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 4.2, without interest.

                  SECTION 4.2 EXCHANGE OF CERTIFICATES.

                  (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company organized under the Laws of the United States or any state thereof and located therein reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "PAYING AGENT") to receive in trust the funds to which holders of such shares shall become entitled pursuant to Section 4.1(c). At the Effective Time, Parent shall deposit with the Paying Agent cash in U.S. dollars in an amount sufficient to pay the Merger Consideration as provided herein. The Paying Agent shall invest such funds as directed by the Surviving Corporation on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company's shareholders pursuant to this
Article IV. Parent and the Surviving Corporation shall replace any monies lost through an investment made pursuant to this Section 4.2. Any interest and other income resulting from such investments shall be the exclusive property of and shall be paid promptly to the Surviving Corporation.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares were converted pursuant to Section 4.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 4.2. The right of any shareholder to receive the Merger Consideration shall be subject to and reduced by any applicable withholding Tax obligation.

                  (c) Transfer Books; No Further Ownership Rights in the Shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable law, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article IV, except as otherwise provided by Law.

                  (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  SECTION 4.3 APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the fair cash value of such holder's shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration except as provided in this Section 4.3, and the Company shall give Parent notice of any written objections to this Agreement or the Merger under Section 262 of the DGCL received by the Company and of any demands received by the Company for the fair cash value of any shares of Company Common Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Merger Consideration at the Effective Time pursuant to Section 4.1.

                  SECTION 4.4 LOST, STOLEN OR DESTROYED CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver the Merger Consideration for each of the shares of Company Common Stock represented by such Certificate.

                  SECTION 4.5 COMPANY STOCK PLANS.

                  (a) The Company has, in accordance with the applicable Company Stock Plan and option agreement, amended each Stock Option that is outstanding as of the date hereof, whether granted under any Company Stock Plan or otherwise, in order to cause, concurrently with Consummation of the Offer, each such Stock Option to become fully vested and thereafter immediately cancelled in exchange for an amount in cash, payable concurrently with Consummation of the Offer, equal to the product of (i) the number of shares of Company Common Stock subject to such Stock Option at the time of such cancellation and exchange and (ii) the positive excess, if any, of the Offer Price over the per share exercise price of such Stock Option (such payment to be net of applicable withholding taxes); provided, however, that the cancellation of Stock Options in exchange for cash shall be delayed to the Effective Time in the event such delay is necessary to avoid short-swing profit liability under
Section 16(b) of the Exchange Act. The Company shall take such actions as are necessary to fully advise holders of Stock Options of such cancellation and exchange.

                  (b) All Company Stock Plans shall terminate as of the Effective Time and the provisions in any other Company Benefit Plan (as hereinafter defined) or any other plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Company Stock Plan or Company Benefit Plan or any other plan or arrangement shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

                                   ARTICLE V
                         DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

                  SECTION 5.1 DISCLOSURE SCHEDULES. Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, a schedule (the "COMPANY DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which the Company desires or is required to make either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the Company's representations, warranties, covenants or agreements contained in Article VI, or to one or more of the Company's covenants contained in Article VIII. Notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty (other than the representations and warranties contained in Sections 6.1(a), 6.1(c), 6.1(d), 6.2, 6.3, 6.5, 6.6, 6.7, 6.12, 6.15, 6.17, 6.18, 6.19, 6.20(a),
6.22(a), 6.23, and 6.26) if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Schedule in response to an express disclosure requirement or as an exception to a representation, warranty or covenant shall not be deemed an admission by the Company that such item is material or represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 5.2 STANDARDS. No representation or warranty of the Company contained in Article VI (other than the representations and warranties contained in Sections 6.1(a), 6.1(c), 6.1(d), 6.2, 6.3, 6.5, 6.6, 6.7, 6.12,
6.15, 6.17, 6.18, 6.19, 6.20(a), 6.22(a), 6.23 and 6.26) or of Parent and
Purchaser in Article VII (other than the representations and warranties contained in Sections 7.1, 7.2, 7.4 and 7.5) shall be deemed untrue or incorrect for any purpose under this Agreement or the Offer and no party hereto shall be deemed to have breached any such representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any such representations or warranties contained in
Article VI, in the case of the Company, or Article VII, in the case of Parent and Purchaser, has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to, and covenants and agrees with, Parent and Purchaser as set forth below in this Article VI. Each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement; provided, however, that any such exception or response made with reference to one or more Sections of this Agreement shall be deemed to be made with respect to each other Section of this Agreement to which such exception or response is relevant provided that such relevance is reasonably apparent based on the information set forth in the Company Disclosure Schedule.

                  SECTION 6.1 DUE ORGANIZATION, GOOD STANDING AND POWER,

                  (a) The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and each such Person has all requisite corporate (or partnership, or limited liability company, as applicable) power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which such qualification is required.

                  (c) The Company has made available to Parent true, complete and correct copies of the Certificate of Incorporation and By-laws of the Company, in each case as amended (if so amended) to the date of this Agreement, and has made available the certificates or articles of incorporation and by-laws or other organizational documents of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement.

                  (d) The respective certificates or articles of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries. Section 6.1(d) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and identifies the Company's (direct or indirect) percentage of equity ownership therein.

                  SECTION 6.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, other than obtaining the Company Shareholder Approval, if necessary, and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by each of Parent and Purchaser, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  SECTION 6.3 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. As of January 12, 2001, (i) 57,979,616 shares of Company Common Stock were issued and outstanding and (ii) 3,303,976 shares of Company Common Stock were reserved for issuance under outstanding Stock Options. Since January 12, 2001, the Company has not issued any shares of Company Common Stock except pursuant to the exercise of Stock Options outstanding as of January 12, 2001. Since January 12, 2001 the Company has not granted any Stock Options, or other rights to acquire Company Common Stock, except pursuant to this Agreement. The average exercise price for all Stock Options is set forth in Section 6.3(a)of the Company Disclosure Schedule. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free from preemptive or similar rights. Except for the Company's obligations under the Company Stock Plans, the Rights Plan and the Rights, and except as contemplated or permitted by this Agreement, there are no outstanding or authorized options, warrants, rights, subscriptions, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to shares of capital stock or other equity interests of the Company or any of its Subsidiaries, pursuant to which the Company or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries (each an "ISSUANCE OBLIGATION"). There are no outstanding obligations of the Company, contingent or otherwise to repurchase, redeem or otherwise acquire or register any outstanding securities of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities the holders of which have the right to vote) with or separately from the shareholders of the Company on any matter ("VOTING DEBT"). All of the outstanding securities of the Company and each of the Company's Subsidiaries were issued in compliance with all federal and state securities Laws. There are no limitations or restrictions (other than restrictions under the DGCL) of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries and there are no limitations or restrictions (other than restrictions on sales or other dispositions under federal or state securities
Laws) on the right to sell or otherwise dispose of such capital stock or other ownership interests.

                  (b) All of the issued and outstanding shares of capital stock of each Subsidiary are beneficially owned by the Company, directly or indirectly, and all such shares are validly issued, fully paid and nonassessable and free from preemptive or similar rights. No Subsidiary of the Company has outstanding Voting Debt and there are no obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or register any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to (other than advances to Subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the material obligations of, any Subsidiaries of the Company.

                  (c) Except for the Company's interest in its Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity other than such interests which do not exceed $1,000,000 individually or in the aggregate.

                  (d) No indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any indebtedness of the Company or its Subsidiaries, (ii) the incurrence of indebtedness by the Company or its Subsidiaries or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or its Subsidiaries.

                  (e) Following the Effective Time, no holder of Stock Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Stock Options, assuming compliance by the Company with its obligations under Section 4.5.

                  SECTION 6.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming
(i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and any similar filings as may be required pursuant to Canadian Law, including the Competition Act (Canada), are made and the waiting periods thereunder (if applicable) have been terminated or expired,
(ii) the prior notification and reporting requirements of other antitrust or competition Laws as may be applicable are satisfied and any antitrust filings/notifications that must or may be effected in countries having jurisdiction are made and any applicable waiting periods thereunder have been terminated or expired, (iii) the applicable requirements of the Exchange Act are met, (iv) the requirements under any applicable foreign or state securities or blue sky Laws are met, (v) the filing of the Certificate of Merger is made, and
(vi) in the case of this Agreement and the Merger, Company Shareholder Approval is received if necessary, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the changes in the composition of the Board of Directors of the Company) and the performance by the Company of its obligations hereunder do not and will not: (A) violate or conflict with any provision of the Company's Certificate of Incorporation or the Company's By-Laws or the comparable governing documents of any of its Subsidiaries; (B) violate or conflict with (x) any domestic or foreign statute, law, ordinance, rule or regulation (together, "LAWS") or (y) any order, judgment, decree or writ (together, "ORDERS") of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "GOVERNMENTAL AUTHORITY") or (z) any Permit, in each case, applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (C) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (D) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease or other instrument ("CONTRACTS") to which the Company or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound. There are no third-party consents or approvals required to be obtained by the Company under the Contracts prior to the consummation of the transactions contemplated by this Agreement.

                  SECTION 6.5 COMPANY REPORTS AND FINANCIAL STATEMENTS.

                  (a) Since September 30, 1998, the Company and, to the extent applicable, its Subsidiaries, have filed all forms, reports and documents (including exhibits and all other information incorporated therein) with the SEC required to be filed by it pursuant to the federal securities Laws, including the SEC rules and regulations thereunder, and all forms, reports, schedules, registration statements and other documents filed with the SEC by the Company and, to the extent applicable, its Subsidiaries have complied in all material respects with all applicable requirements of the federal securities Laws, including the SEC rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true, complete and correct copies of all Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Section 6.5(a) of the Company Disclosure Schedule contains a true, complete and correct copy of all correspondence since September 30, 1998 to date between the Company and the SEC, other than routine transmittal letters.

                  (b) The Financial Statements (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in shareholders' equity and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end adjustments).

                  (c) Except as set forth on the Balance Sheet, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case that is required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries, except for (i) liabilities and obligations incurred in connection with this Agreement and fees and expenses related thereto, and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any indebtedness or other agreement which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 6.6 INFORMATION TO BE SUPPLIED

                  (a) Each of the Schedule 14D-9, any information to be filed by the Company with the SEC in connection with the Offer pursuant to Rule 14e-1 promulgated under the

Exchange Act (the "INFORMATION STATEMENT"), and the Proxy Statement and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder and will not, on the date of its filing or, in the case of the Proxy Statement, on the date it is mailed to shareholders of the Company and at the time of the Company Shareholder Meeting, and neither the Information Statement nor any of the written information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will at the time the Schedule TO, the Information Statement or the Offer Documents are filed with the SEC and first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (b)      Notwithstanding the foregoing provisions of this
Section 6.6, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the
Schedule 14D-9 based on information supplied by Parent or Purchaser expressly for inclusion or incorporation by reference therein or based on information which is not included in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 7.4.

                  SECTION 6.7 ABSENCE OF CERTAIN EVENTS. Except as explicitly disclosed in the Company SEC Reports filed prior to the date of this Agreement or as required or expressly permitted by this Agreement, since September 30, 2000 the Company and its Subsidiaries have in all material respects operated their respective businesses only in the ordinary course and there has not occurred (i) any event, change, occurrence, effect, fact, circumstance or condition which would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; and (ii) neither the Company nor any of its Subsidiaries has taken any of the actions described in Section 8.2(b)(1) (with respect only to the Company), (2), (3), (4), (5), (6), (7), (9),
(10), (13), (14) or (17).

                  SECTION 6.8 LITIGATION. Other than (a) claims that are fully covered by insurance (provided by insurers unaffiliated with the Company or any of its Subsidiaries and subject to self-retention by the Company up to a maximum of $500,000), (b) claims that would be reasonably likely to result in liability of the Company of $1,000,000 or less, and (c) claims that are explicitly disclosed in the Company SEC Reports, there are no investigations, grievances, claims, charges, complaints, actions, suits or proceedings (including any internal matters involving discrimination, harassment or other employee grievances) pending against the Company or its Subsidiaries or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal, state, local or foreign commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal. Neither the Company nor any of its Subsidiaries is subject to any continuing Order of any Governmental Authority or arbitrator, including, without limitation, cease-and-desist or other Orders.

                  SECTION 6.9 TITLE TO PROPERTIES; ENCUMBRANCES; LEASES

                  (a) The Company and each of its Subsidiaries has good, valid and marketable title (i) in fee simple to each interest in real property owned by the Company or any of its Subsidiaries, and (ii) to all of its other tangible properties and assets, with full right to convey the same; in each case subject to no Liens, except for (A) Liens reflected in the Balance Sheet, (B) Liens consisting of zoning or planning restrictions, minor utility and municipal easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not detract from the value or marketability of, or impair the use of, such property by the Company or any of its Subsidiaries in the operation of their respective businesses and (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith.

                  (b) The Company and each of its Subsidiaries has valid leasehold interests in each of its leased premises (collectively, the "TENANT LEASES"). To the Company's Knowledge, each Tenant Lease is in full force and effect and no notice of any default has been delivered by any landlord under any of the Tenant Leases. To the Company's Knowledge, there are no pending claims by any tenant as to premises leased to tenants by the Company or any of its Subsidiaries (collectively, the "LANDLORD LEASES").

                  SECTION 6.10 COMPLIANCE WITH LAWS. Except with respect to Taxes, which are the subject of Section 6.13, environmental matters, which are the subject of Section 6.16, employee benefits matters, which are the subject of
Section 6.11, and labor matters, which are the subject of Section 6.22, and except as explicitly disclosed in the Company SEC Reports filed prior to the date of this Agreement:

                  (a) The Company and each of its Subsidiaries have complied and are presently complying with all applicable Laws and Orders, and neither the Company nor any of its Subsidiaries has received written notification or claim of any asserted present or past failure to so comply.

                  (b) The Company and its Subsidiaries hold, to the extent legally required, all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, agreements, settlements, exemptions and orders from Governmental Authorities (the "PERMITS") that are required for the operation of the respective businesses of the Company and its Subsidiaries as now conducted, and such Permits are in full force and effect without any default or violation thereunder and neither the Company nor any of its Subsidiaries has received any notification or claim of any asserted, present or past default or violation.

                  (c) Each of the Company's and its Subsidiaries' tangible properties and assets is in compliance with all applicable Laws and Orders, including, without limitation, all Laws and Orders with respect to zoning, building, fire and health codes.

                  SECTION 6.11 COMPANY BENEFIT PLANS.

                  (a) The Company has furnished to Purchaser (i) a complete and correct copy of each plan, program, policy or arrangement which is set forth in writing and which provides (or within the past three years has provided) benefits of any kind or description whatsoever to or on behalf of any current or former employee or director of the Company or any of their dependents including, but not limited to, Company Stock Plans and "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), but not including any multiemployer plan (as defined in Section 3(37) of ERISA) and (ii) a complete description of any such plan, program, policy or arrangement which is not set forth in writing (collectively, the "COMPANY BENEFIT PLANS"). As used in this
Section 6.11, "Company" shall include any other entity required to be aggregated with the Company under Sections 414(b), 414(c), 414(m), or 414(o) of the Code and the regulations thereunder. A list of each Company Benefit Plan is set forth on Section 6.11(a) of the Company Disclosure Schedule.

                  (b) Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has a favorable determination letter from the Internal Revenue Service to the effect that it is so qualified and to the Company's Knowledge, no circumstance exists that would adversely affect such status. There are no pending or, to the Knowledge of the Company, threatened claims, penalties, inquiries or proceedings (other than routine claims for benefits) by, on behalf of against or with respect to any Company Benefit Plan or any trust which is a part of any Company Benefit Plan. Each Company Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of the Code, ERISA and any other applicable Laws.

                  (c) No Company Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has an accumulated funding deficiency (as defined in Section 302 of ERISA), whether or not waived. The Company has made all required contributions under each Company Benefit Plan for all periods through and including the fiscal year ended September 30, 2000 and has made all contributions for subsequent periods or has provided adequate accruals therefor in the Balance Sheet.

                  (d) No liability to the PBGC has been or is expected to be incurred with respect to any Company Benefit Plan which is subject to Title IV of ERISA (a "DEFINED BENEFIT PLAN"). With respect to each Defined Benefit Plan, there has been no reportable event (as defined in Section 4043(c) of ERISA and the regulations thereunder), other than any event with respect to which reporting is waived pursuant to regulations under Section 4043 of ERISA. There has been no event or condition referred to in Section 4041, 4042, 4062, 4064 or 4069 of ERISA which presents a material risk of termination of any Defined Benefit Plan by the PBGC.

                  (e) No fiduciary or other party in interest with respect to any Company Benefit Plan has caused any such plan to engage in a "prohibited transaction," as defined in Section 406 of ERISA for which a statutory, administrative or regulatory exemption is not available. No disqualified benefit has been provided under any Company Benefit Plan which may result in the imposition of tax under Section 4976 of the Code.

                  (f) Section 6.11(f) of the Company Disclosure Schedule sets forth a list of all multiemployer plans (as defined in Section 3(37) of ERISA) to which the Company or any Subsidiary of the Company makes, or has within the last two years made, contributions. Within the last two years, the Company has received no claims for withdrawal liabilities of the Company or any Subsidiary of the Company with respect to any such plan.

                  (g) The Company does not maintain any retiree life or retiree health insurance plan that provides for continuing benefits or coverage for any employee or any beneficiary of any employee after such employee's termination of employment (except to the extent such continued coverage is required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA).

                  (h) The transactions contemplated by this Agreement will not, (i) entitle any employee of the Company to severance pay, except as provided in Section 8.9, (ii) accelerate the timing of payment or vesting (except as provided in Section 4.5) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Company Benefit Plan, or (iii) result in any payments under any Company Benefit Plan which would not be deductible under Section 162(m) or Section 280G of the Code.

                  SECTION 6.12 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of the Company and the Subsidiaries of the Company have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act. The Company has made available to Parent the complete minute books of the Company and each of its Subsidiaries for all periods after September 30, 1997, and such minute books contain true and correct records of all corporate action taken by the Company's and each Subsidiary's shareholders, Boards of Directors and committees of Boards of Directors since September 30, 1997, and no meeting of any of such shareholders, Boards of Directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books.

                  SECTION 6.13 TAXES. Except as explicitly disclosed in the Company SEC Reports filed prior to the date of this Agreement:

                  (a) Tax Returns. The Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for federal income and other Taxes (as hereinafter defined) ("RETURNS") that are required to be filed by, or with respect to, the Company and such Subsidiaries on or prior to the Closing Date. The Returns as filed were true, correct and complete and accurately reflect all liability for Taxes for the periods covered thereby. "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, fuel, road, highway, heavy vehicle use, escheat, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, and all deficiency assessments, additions to tax, penalties and interest with respect thereto and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify, any Person. The federal income tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including September 30, 1997.

                  (b) Payment of Taxes. All Taxes and liabilities for Taxes of the Company and its Subsidiaries that have become due and payable have been timely paid or fully provided for as a liability on the Financial Statements of the Company and its Subsidiaries (or in the notes thereto) in accordance with GAAP. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred liability for Taxes other than in the ordinary course of business.

                  (c) Other Tax Matters. No deficiencies for any Taxes have been asserted or assessed against the Company or any of its Subsidiaries, which are not fully reserved for or which are not being contested in good faith by appropriate proceedings. No Governmental Authority is presently conducting a tax audit or investigation with respect to the Company or any of its Subsidiaries. No waivers of statutes of limitations are in place relative to any Taxes, and no Governmental Authority has asked in writing for an extension or waiver of an applicable statute of limitations. There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or for which adequate reserves have been established in accordance with GAAP. With respect to Taxes or any Return, no power of attorney has been executed by the Company or any of its Subsidiaries. To the Company's Knowledge, there is no dispute or claim concerning any liability for Taxes of the Company or any Company Subsidiary either claimed or raised by any taxing authority in writing.

                  (d) Neither the Company nor any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise. There are no Tax sharing, allocation, indemnification or similar agreements (in writing) in effect as between the Company, any of its Subsidiaries, or any predecessor or Affiliate of any of them and any other party under which the Company (or any of its Subsidiaries) could be liable for any Taxes of any party other than the Company or any Subsidiaries of the Company.

                  (e) All Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

                  (f) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (g) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

                  (h) No unresolved claim that the Company or any of its Subsidiaries is or may be subject to Taxes has been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not pay Taxes or file Returns.

                  SECTION 6.14 INTELLECTUAL PROPERTY. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use in the manner currently used, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, fictitious business names, trade secrets, inventions, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs and software and each license or permit related to any of the foregoing (collectively, "INTELLECTUAL PROPERTY RIGHTS") and the consummation of the transactions contemplated hereby will not alter or impair any Intellectual Property Rights in any respect. No claims are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right . To the Knowledge of the Company, no person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right.

                  SECTION 6.15 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Morgan Stanley Dean Witter, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The estimated professional fees and expenses incurred and to be incurred by the Company in connection with the Offer, the Merger and the other transactions contemplated hereby (including the fees of Morgan Stanley Dean Witter and the fees of the Company's legal counsel) are set forth in Section 6.15 of the Company Disclosure Schedule. The Company has furnished to Parent a true, complete and correct copy of all agreements between the Company and Morgan Stanley Dean Witter relating to the Offer, the Merger and the other transactions contemplated hereby.

                  SECTION 6.16 ENVIRONMENTAL MATTERS. Except as explicitly disclosed in the Company SEC Reports:

                  (a) To the Knowledge of the Company, the Company possesses, and is in compliance with, all material Permits relating to public health or safety or protection of the environment, pollution control and hazardous materials applicable to the Company or the Company's facilities or operations;

                  (b) To the Knowledge of the Company, neither the Company nor any of its present or former Subsidiaries or predecessors is responsible, or has received notice from a state, local or federal governmental authority or a claim by any third party that the Company is responsible for, any liability under any applicable federal, state, or local law, regulation or ordinance relating to public health or safety or to the protection of the environment in effect at the time of this Agreement or under common law (the "ENVIRONMENTAL LAWS") to investigate, remediate or pay or otherwise be financially responsible for environmental conditions at, under or from or regarding the investigation and/or remediation of Hazardous Materials (as hereinafter defined) on property the Company or any present or former Subsidiaries or predecessors now owns or formerly owned or on which it now operates or formerly operated or on any other property at which Hazardous Materials associated with the Company or for which the Company is liable are or were located (collectively, the "ENVIRONMENTAL CLAIMS"). For purposes of this Agreement, "HAZARDOUS MATERIALS" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, asbestos or asbestos containing materials, polychlorinated biphenyls, chemical liquids or solids, liquid or gaseous products regulated under Environmental Laws; and

                  (c) All storage tank systems for which the Company is responsible under applicable Laws or existing agreements have been upgraded or removed, if an underground storage tank system, in compliance with 40 CFR Part 280 and, in all cases, in compliance with any other applicable Laws.

                  SECTION 6.17 STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and, assuming the accuracy of Parent's and Purchaser's representations in Section 7.6, such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement, the Tender Agreement and the other transactions contemplated hereby the provisions of Section 203 of the DGCL and Article Ninth of the Company's Certificate of Incorporation. No other "fair price," "moratorium," "control share," "business combination," "affiliate transaction," or other anti-takeover statute or similar statute or regulation of any state is applicable to the Offer, the Merger, this Agreement, the Tender Agreement and the other transactions contemplated hereby.

                  SECTION 6.18 VOTING REQUIREMENTS; BOARD APPROVAL.

                  (a) The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock, voting as one class with each share having one vote, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

                  (b) The Board of Directors of the Company has, as of the date of this Agreement, (i) unanimously determined that the Offer and the Merger are fair to the Company's shareholders, and are in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the shareholders of the Company approve and adopt this Agreement, the Offer and the Merger.

                  SECTION 6.19 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Morgan Stanley Dean Witter to the effect that, as of the date of this Agreement, the consideration to be paid in the offer and the Merger is fair to the holders of shares of the Company Common Stock (other than Parent or any of its Affiliates) from a financial point of view, and a true, complete and correct copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent. The Company has been authorized by Morgan Stanley Dean Witter to permit the inclusion of such opinion in its entirety in the Schedule 14D-9 and Proxy Statement, and references thereto in Schedule TO and the Offer Documents and Schedule 14D-9 and the Proxy Statement, so long as such references are in form and substance reasonably satisfactory to Morgan Stanley Dean Witter and its counsel.

                  SECTION 6.20 CONTRACTS.

                  (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which, to the Knowledge of the Company, is an employment agreement that, upon Consummation of the Offer or the effectiveness of the Merger, could (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, Purchaser, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director or consultant thereof, (ii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof, (iii) which contains any material restriction or limitation on the conduct of any business or line of business, or the scope of business that may be conducted, by the Company or any of its Subsidiaries, including geographic limitations on the Company's or any of its Subsidiaries' activities, (iv) to the Knowledge of the Company, which contains any material restriction or limitation on the solicitation, hiring, retention or termination of any employee, (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) which, to the Knowledge of the Company, provides for an outstanding loan or advance (excluding advances for travel and entertainment expenses made in accordance with the Company's customary policies for such advances) in an amount in excess of $50,000 to any stockholder, director or officer of the Company or any of its Subsidiaries, (vii) which, to the Knowledge of the Company, provides for indemnification of any current or former officer or director of the Company or any of its Subsidiaries, (viii) which is a requirements contract for vehicle purchases that contains minimum purchase requirements or (ix) which is otherwise material to the Company and its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 6.20(a), whether or not set forth in Section 6.20(a) of the Company Disclosure Schedule, is referred to herein as a "MATERIAL CONTRACT." The Company has previously made available to Parent true, complete and correct copies of each Material Contract.

                  (b) To the Knowledge of the Company: (i) Each Material Contract is valid and binding and in full force and effect, (ii) no breach or default exists on the part of the Company or any of its Subsidiaries under any such Material Contract or any other party, (iii) no other party to such Material Contract is in breach or default thereunder, and (iv) no event or condition exists which, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its Subsidiaries or any other party under any such Material Contract.

                  SECTION 6.21 PLANT AND EQUIPMENT. To the Knowledge of the Company, the plants, structures and equipment necessary for the continued operation of the Company or any of its Subsidiaries are structurally sound with no defects and are in good operating condition and repair.

                  SECTION 6.22 LABOR AND EMPLOYMENT MATTERS.

                  (a) To the Knowledge of the Company, the Company is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice, the violation of or engagement in which would have a Company Material Adverse Effect. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or are reasonably likely to have a Company Material Adverse Effect. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company. There are no unfair labor practice complaints pending against the Company before the National Labor Relations Board. To the Knowledge of the Company, there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

                  (b) Except as described in Section 6.22 of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has during the past three years been cited for violations of the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq. ("OSHA"), any regulation promulgated pursuant to OSHA, or any other statute, ordinance, rule, or regulation establishing standards of workplace safety, or paid any fines or penalties with respect to any such citation. Except as described in Section 6.22 of the Company Disclosure Schedule, during the past three years, to the Knowledge of the Company: (i) neither the Company nor any Subsidiary of the Company has been notified of any complaint or charge filed by any employee or employee representative with any such government agency which alleges that the Company or any Subsidiary of the Company has violated in any respect OSHA or any other statute, ordinance, rule or regulation establishing standards of workplace safety; (ii) neither the Company nor any Subsidiary of the Company has been notified that any employee or employee representative has requested that any such government agency conduct an inspection of any facilities of the Company or any Subsidiary of the Company to determine whether violations of OSHA or any other such statute, ordinance, rule or regulation may exist; and (iii) neither the Company nor any Subsidiary of the Company maintains any condition, process, practice or procedure at any of their respective facilities which violates in any respect OSHA or any other statute, ordinance, regulation or rule establishing standards or workplace safety in any respect.

                  SECTION 6.23 RIGHTS AGREEMENT. Assuming the accuracy of Parent's representation set forth in Section 7.6, the Company has amended the Rights Agreement to provide that neither Parent nor Purchaser, nor any affiliate of Parent or Purchaser, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) in connection with the transactions contemplated by this Agreement. The Rights will not separate from the Company Common Stock as a result of the execution, delivery or performance of this Agreement or the consummation of the Offer or the Merger or any of the other transactions contemplated hereby or thereby, and none of the Company, the Parent, the Purchaser or the Surviving Corporation, nor any of their respective Affiliates, shall have any obligations under the Rights Agreement to any holder ( or former holder) of Rights as of or following the consummation of the Offer or following the Effective Time. The Company shall take any further action requested by Parent to ensure and confirm that neither the Company, Parent nor Purchaser will have any obligations with respect to the Rights or the Rights Agreement in connection with the Offer, the Merger, this Agreement or any transactions contemplated hereby or thereby.

                  SECTION 6.24 INSURANCE. The Company and each of its Subsidiaries maintain insurance of the types and in the amounts customarily purchased by companies in the same or similar types of businesses as the Company is engaged in. Since September 30, 1998, neither the Company nor any of its Subsidiaries has received (i) any notice of cancellation of any policy or binder of insurance or refusal of coverage thereunder, (ii) any notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated.

                  SECTION 6.25 CUSTOMERS. To the Knowledge of the Company and except as described on Section 6.25 of the Company Disclosure Schedule, none of the Company's top twenty customers (determined on the basis of estimated annualized revenues for the fiscal year ending September 30, 2000) has terminated or materially reduced, or has given notice that it intends to terminate or materially reduce, the amount of business done with the Company.

                  SECTION 6.26 AFFILIATE AGREEMENTS. Except as described in
Section 6.26 of the Company Disclosure Schedule or in the Company SEC Reports filed before the date of this Agreement, there are no agreements, arrangements or understandings between the Company or any Subsidiary of the Company on the one hand, and any present or former director, shareholder or officer of the Company or any Subsidiary of the Company (or any Person controlled by, or any family member of, any such person), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                  SECTION 6.27 FULL DISCLOSURE. No representation or warranty of the Company contained in this Agreement (including the Company Disclosure Schedule) contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VII
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Except as set forth in the Parent Disclosure Schedule, each of Parent and Purchaser represents and warrants to, and covenants and agrees with, the Company as set forth in this Article VII. Each exception set forth in the Parent Disclosure Schedule and each other response to this Agreement set forth in the Parent Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement; provided, however, that any such exception or response made with reference to one or more Sections of this Agreement shall be deemed to be made with respect to each other Section of this Agreement to which such exception or response is relevant provided that such relevance is reasonably apparent based on the information set forth in the Parent Disclosure Schedule.

                  SECTION 7.1 DUE ORGANIZATION; GOOD STANDING. Parent is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

                  SECTION 7.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of Parent and Purchaser has full corporate or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser, and the consummation by each such party of the transactions contemplated hereby, have been duly authorized and approved by the Advisory Committee of Parent and the Board of Directors of Purchaser and by the sole shareholder of Purchaser and no other corporate action on the part of either of Parent or Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the transactions contemplated hereby other than filing the Certificate of Merger. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

                  SECTION 7.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming
(i) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (ii) the prior notification and reporting requirements of other antitrust or competition Laws as may be applicable are satisfied and any antitrust filings/notifications which must or may be effected in countries having jurisdiction are made and any waiting periods thereunder have been terminated or expired, (iii) the applicable requirements of the Exchange Act are met, (iv) the requirements under any applicable foreign or state securities or blue sky Laws are met and (v) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL are made, the execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby and the performance of each of Parent and Purchaser of its obligations hereunder do not and will not: (A) violate or conflict with any provision of the governing documents of Parent, Purchaser or any of their respective Subsidiaries; (B) violate or conflict with any Laws or Orders of any Governmental Authority or any Permit applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective properties or assets may be bound; (C) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (D) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Parent, Purchaser or any of their respective Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a benefit under, any of the terms, conditions or provisions of any Contracts to which Parent, Purchaser or any of their respective Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound.

                  SECTION 7.4 INFORMATION TO BE SUPPLIED.

                  (a) Each of the Schedule TO and the Offer Documents and the other documents required to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form, in all material respects, with the requirements of the Exchange Act and will not, on the date of its filing, and none of the information supplied or to be supplied by Parent or Purchaser expressly for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, in the case of the Schedule 14D-9, at the time the Schedule 14D-9 is filed with the SEC and first published, sent or given to the Company's shareholders or, in the case of the Proxy Statement on the dates the Proxy Statement is mailed to shareholders of the Company and at the time of the Company Shareholder Meeting will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (b)      Notwithstanding the foregoing provisions of this
Section 7.4, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Schedule TO, the Offer Documents, the Schedule 14D-9 or Proxy Statement based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 6.6.

                  SECTION 7.5 BROKER'S OR FINDER'S FEE. No agent, broker, Person or firm acting on behalf of Parent or Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                  SECTION 7.6 OWNERSHIP OF CAPITAL STOCK. Neither Parent, Purchaser nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any capital stock of the Company or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company, other than as contemplated by this Agreement. As of the date of this Agreement, none of Purchaser, Parent or any Affiliate of Parent is an "interested stockholder" of the Company, as such term is defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Purchaser or any Affiliate of Parent is an "Acquiring Person", as such term is defined in the Rights Agreement.

                  SECTION 7.7 NO PRIOR ACTIVITIES. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no Subsidiaries and has undertaken no business or activities other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby. All of the issued and outstanding shares of capital stock of Purchaser are issued and outstanding, are duly authorized, validly issued, fully paid and nonassessable.

                  SECTION 7.8 SUFFICIENT FUNDS. Either Parent or Purchaser has available, or has made arrangements to obtain through a commitment letter (a copy of which has heretofore been provided to the Company) from General Electric Capital Corporation (the "COMMITMENT

LETTER") to borrow sufficient funds to purchase all of the outstanding shares of Company Common Stock at the Offer Price, terminate the outstanding stock options of the Company in accordance with Section 4.5, and to retire all outstanding indebtedness of the Company and its Subsidiaries required to be retired in order to consummate the Offer and/or the Merger (collectively, "SUFFICIENT FUNDS"). Notwithstanding any conditions or other provisions of the Commitment Letter, such funds will be available either pursuant to the Commitment Letter or from other sources at the times required under this Agreement.

                                  ARTICLE VIII
                                    COVENANTS

                  SECTION 8.1 ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS. During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 10.1 hereof, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Parent, and Parent's counsel, accountants, consultants, financing sources and other authorized representatives, access during normal business hours to its and the Company's Subsidiaries' executive officers, properties, books and records in order that they may have the opportunity to make such investigations as they shall reasonably deem necessary of the Company's and its Subsidiaries' affairs; such investigation shall not, however, affect the representations and warranties made by the Company in this Agreement. The Company shall furnish promptly to Parent and Purchaser (x) a copy of each form, report, schedule, statement, registration statement and other document filed by it during such period pursuant to the requirements of federal, state or foreign securities Laws and (y) all other information concerning the Company's or its Subsidiaries' business, properties and personnel as Parent or Purchaser may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent or Purchaser shall from time to time reasonably request. Parent and Purchaser shall make all reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests made hereunder. The foregoing provisions of this Section 8.1 shall not require the Company or any of its Subsidiaries to disclose any information the disclosure of which in the reasonable good faith judgment of the Company after consultation with outside counsel would (i) violate any applicable antitrust or competition law or
(ii) violate the contractual obligation of the Company or its Subsidiary to any third party to maintain the confidentiality of such information; provided, however, that with respect to any information covered by this clause (ii), the Company shall use reasonable best efforts to obtain the consent of any such third party to such disclosure; provided, further, however that this clause (ii) shall not limit or restrict any obligation of the Company to disclose information to Parent pursuant to Section 8.5 or Section 10.1(c)(i). All information exchanged pursuant to this Section 8.1 shall be subject to the Confidentiality Agreement.

                  SECTION 8.2 CONDUCT OF THE BUSINESS OF THE COMPANY PENDING THE CLOSING DATE. Except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by Parent, and except as set forth in Section 8.2 of the Company Disclosure Schedule, during the period commencing on the date hereof until the Effective Time:

                  (a) The Company shall and the Company shall cause each of its Subsidiaries to conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and to use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with those Persons having significant business relationships with them;

                  (b) The Company shall not and shall cause each of its Subsidiaries not to:

                           (1) make any change in or amendment to its certificate or articles of incorporation or its by-laws or similar organizational documents;

                           (2) issue or sell, or authorize to issue or sell, any shares of its capital stock, Voting Debt or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock, Voting Debt or any other securities, or make any other changes in its capital structure, other than the issuance of Company Common Stock upon the exercise of Stock Options which are outstanding on the date hereof, in accordance with their present terms;

                           (3) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than (A) normal quarterly cash dividends not in excess of U.S. $0.055 per share declared and paid in accordance with the Company's past dividend policy, including as to the timing of the declaration, record and payment dates, provided that no such cash dividends shall be declared after Consummation of the Offer or (B) dividends payable by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

                           (4) incur any capital expenditures or any obligations or liabilities in respect thereof, except (A) with respect to expansion projects, for expenditures for such projects which are consistent with the 2001 Plan of the Company set forth in Section 8.2(b) of the Company Disclosure Schedule (the "2001 PLAN OF THE COMPANY"), (B) those required for maintenance and replacement in the ordinary course of business not to exceed the amounts provided for matters other than expansion projects in the 2001 Plan of the Company and
                  (C) expenditures outside the scope of the 2001 Plan of the Company that do not exceed U.S. $3,000,000 in the aggregate.

                           (5) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (excluding any of the Company's Subsidiaries) or (B) any assets, including real estate, except purchases of inventory, equipment, real estate or other non-material assets in the ordinary course of business consistent with the 2001 Plan of the Company;

                           (6) (A) except in the ordinary course of business consistent with past practice and except to the extent required under existing Company Benefit Plans as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans; (B) change any titles of any directors, officers or employees for the purpose of increasing severance or termination pay; (C) enter into (x) any employment or consulting agreement or arrangement with any present or former director or officer of the Company or any of its Subsidiaries, or any employment or consulting agreement with any other employee of the Company or any of its Subsidiaries or (y) except as contemplated by Section 8.9, any severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, except that the Company or its Subsidiaries may enter into a severance agreement or arrangement consistent with past practice where the Company and its Subsidiaries would not have any obligation or liability for the payment of any amount in excess of U.S.$200,000 in any individual case or U.S.$500,000 in the aggregate; or (D) except in the ordinary course of business consistent with past practice, except to the extent necessary to fill vacancies and except as contemplated by
                  Section 8.9, hire or agree to hire, or enter into any written employment agreement with, any new or additional employee or officer (x) having an annual base salary of U.S.$250,000 or more and (y) in the case of any new or additional officer (or employee performing similar functions), if the aggregate annual salaries of all such new officers and employees performing similar functions would exceed U.S.$500,000;

                           (7) except as required to comply with applicable law or expressly provided in this Agreement, (A) adopt, enter into, terminate or amend any Company Benefit Plan, collective bargaining agreement or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee or any other Person, (B) pay any benefit not provided for under any Company Benefit Plan, accelerate the payment, right of payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits, (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder) or (D) except as required by the current terms thereof take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

                           (8) transfer, lease (as lessor), license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien, any assets, other than in the ordinary course of business and consistent with past practice and except (x) as provided for in Section 8.2(b)(11) and (y) for the disposition in the ordinary course of business of dormant real property;

                           (9) except as required by applicable law or GAAP, make any change in its accounting methods, principles or practices;

                           (10) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to a Takeover Proposal, except as permitted in Section 8.5;

                           (11) (A) incur or assume any long-term debt (other than under the applicable LIBOR option under existing revolving credit facilities, as may be amended as contemplated hereby), or except in the ordinary course of business consistent with past practice, incur or assume any short-term indebtedness; (B) incur or modify any material indebtedness or other liability including any liability for capital or operating leases for vehicles; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or indebtedness of any other Person (other than any wholly owned direct or indirect Subsidiary of the Company (in the ordinary course of business and consistent with past practice)), except in the ordinary course of business and consistent with past practice and except for guarantees by Subsidiaries of the Company of indebtedness permitted under the preceding clause (A); (D) engage in any currency or interest rate hedging activity, including through transactions involving derivative securities, (E) make any loans, advances or capital contributions to, or investments in, any other Person (other than in or to wholly owned Subsidiaries of the Company (in the ordinary course of business and consistent with past practice), or by wholly owned Subsidiaries to the Company, or customary loans or advances to employees in accordance with past practice for travel expenses); (F) other than with respect to the settlement of any claim that is recommended, endorsed or otherwise acceded to by the Company's insurance carrier, settle any claims against the Company or any of its Subsidiaries (x) outside the ordinary course of business consistent with past practice or (y) where the amounts payable by the Company and its Subsidiaries would exceed U.S.$1,000,000 individually or U.S. $2,000,000 in the aggregate, in each such case, without admission of liability; or (G) enter into any material commitment or transaction other than in the ordinary course of business;

                           (12) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or of other claims, liabilities or obligations, but only to the extent reflected or reserved against in the Financial Statements;

                           (13) enter into any agreement, understanding or commitment that contains any material restriction or limitation on the conduct of any business or line of business, or any material restriction or limitation on the scope of business that may be conducted, by the Company or any of its Subsidiaries, including geographic limitations on the Company's or any of its Subsidiaries' activities or release any third party from any of its material obligations under any standstill, confidentiality, noncompetition or similar agreement, provided, however that the Company shall be entitled to release any New Bidder from any such agreement;

                           (14) (A) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries; provided, however, that routine employee terminations for cause shall not be considered subject to this clause (14) or (B) terminate the employment of any officer of the Company other than for cause or agree that any voluntary termination of employment by an officer of the Company shall be treated as having been with "good reason" or in connection with a "change in control";

                           (15)     take any action including, without
                  limitation, the adoption of any shareholder rights plan or amendments to its Certificate or Articles of Incorporation or By-Laws (or comparable governing documents) or Rights Plan, which could, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired by Purchaser in the Offer or, the Merger or, except with respect to the exercise of Stock Options issued and outstanding on the date of this Agreement, permit any Person to acquire securities of the Company on a basis not available to Parent or Purchaser, or except as otherwise permitted under this Agreement, knowingly and intentionally facilitate the acquisition by a Person or "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) (other than Purchaser, Parent or their respective Affiliates) of any securities of the Company (subject to the Company's right to take action specifically permitted by
                  Section 8.5 prior to Consummation of the Offer);

                           (16) enter into, terminate or materially modify or amend any Material Contract to which it is a party or waive or assign any of its material rights or claims except in the ordinary course of business consistent with past practice;

                           (17) other than consistent with past practice or as required by a change in Law or required by Law because of a change in facts, make or rescind any tax election or enter into any settlement or compromise of any liability for Taxes that in either case is material; or

                           (18) agree or commit, in writing or otherwise, to take any of the foregoing actions.

For purposes of this Section 8.2(b) (other than Section 8.2(b)(13)), references to "material" (but not "materially") mean material to the Company and its Subsidiaries, taken as a whole.

                  (c) The Company (i) shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (A) any of the conditions to the Offer set forth in
Article IX or Annex I not being satisfied (subject to the Company's right to take action specifically permitted by Section 8.5) or (B) a Company Material Adverse Effect and (ii) shall not take, or permit any of its Subsidiaries to take, any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement becoming untrue in any respect.

                  (d) The Company agrees to use commercially reasonable efforts not to allow the transfer or registration in violation of the Tender Agreement of those shares of Company Common Stock held by the Certain Stockholders.

                  SECTION 8.3 COMPANY SHAREHOLDER MEETING; PREPARATION OF PROXY STATEMENT. Subject to Section 2.4, as promptly as practicable following Consummation of the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                  (a) duly call, give notice of, convene and hold a special meeting of its shareholders (the "COMPANY SHAREHOLDER MEETING") for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                  (b) prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the Exchange Act and the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "PROXY STATEMENT"), to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel;

                  (c) include in the Proxy Statement the recommendation of the Board of Directors of the Company that shareholders of the Company vote in favor of approval of the Merger and adoption of this Agreement; and

                  (d) use reasonable best efforts to solicit from its shareholders proxies, and to take all other action necessary and advisable, to secure the vote of shareholders required by applicable law and the Company's Certificate of Incorporation or By-Laws to obtain the approval for this Agreement and the Merger.

                  SECTION 8.4 REASONABLE BEST EFFORTS; NOTIFICATION.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Authority and the making of all necessary registrations and filings (including filings with any Governmental Authority, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and
(iv) the execution and delivery of any additional instruments necessary or appropriate to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that no loan agreement or contract for borrowed money entered into by the Company or any of its Subsidiaries shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent. Nothing contained in this Section 8.4(a) shall prohibit the Company and its Subsidiaries from taking any action permitted by Section 8.5 or from terminating this Agreement pursuant to Section 10.1.

                  (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by the Company contained in this Agreement becoming untrue or incorrect, subject to the standard established in Section 5.2 where applicable (including its receiving Knowledge of any fact, event or circumstance which may cause any representation qualified as to its Knowledge to be or become untrue or incorrect, subject to the standard established in Section
5.2 where applicable) in any respect that could cause the condition to the Offer set forth in paragraph (c)(2) of Annex I hereto to fail to be satisfied; or (ii) the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties under this Agreement. The Company acknowledges that if after the date of this Agreement the Company receives Knowledge of any fact, event or circumstance that would cause any representation or warranty that is conditioned as to the Knowledge of the Company to be or become untrue or incorrect (subject to the standard established in Section 5.2, where applicable, and (in the case of representations or warranties not subject to such standard), subject to such representation or warranty becoming untrue or incorrect in any material respect), the receipt of such knowledge shall mean that such representation or warranty shall be deemed to have become untrue or incorrect as of the date of such receipt.

                  (c) Parent shall give prompt notice to the Company of (i) any representation or warranty made by Parent contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by Parent or Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of Parent or Purchaser or the conditions to the obligations of the parties under this Agreement.

                  (d) If at any time before the Effective Time, any event or circumstance relating to the Company, the Parent or the Purchaser, or any of their respective Affiliates, officers or directors, should be discovered by any party hereto that should be set forth in an amendment or a supplement to the Proxy Statement, so that such document will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly prepared by the parties, filed with the SEC and, to the extent required by Law, disseminated to the Company's stockholders.

                  SECTION 8.5 NO SOLICITATION.

                  (a) The Company shall, and shall use its reasonable best efforts to cause its Affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents to, immediately cease any existing activities, discussions or negotiations conducted with any parties other than Parent or Purchaser with respect to any Takeover Proposal (as defined below). The Company shall not, nor shall it authorize or permit any of its Affiliates to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of it or any of its Affiliates, to (i) directly or indirectly solicit, facilitate, initiate or encourage the making or submission of, any proposal that constitutes, or that may reasonably be expected to lead to, a Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to endorse a Takeover Proposal or abandon or terminate, or seek to invalidate, in whole or in part, this Agreement or to fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities (other than to permit the Company to receive a Takeover Proposal that did not result from a breach of any other provision of this Section 8.5(a)); provided that prior to Consummation of the Offer, in response to a Takeover Proposal that did not result from the breach of this Section 8.5 and following delivery to Parent of notice of the Takeover Proposal in compliance with its obligations under Section 8.5(d) hereof, the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality/standstill agreement with customary terms as reasonably determined in good faith by the Company after consultation with outside counsel; provided that each such agreement is at least as limiting as the Confidentiality Agreement) to any third party which has made a bona fide written Takeover Proposal if (A) the Company's Board of Directors reasonably determines in good faith (after consultation with its financial advisor) that such Takeover Proposal is a Superior Proposal, and (B) the Company's Board of Directors determines in good faith (after consultation with outside legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 8.5(a) directly or indirectly by any of its, or any of its Subsidiaries', officers, Affiliates or directors, or any attorney advisor, representative, consultant or agent retained by the Company or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereby, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, shall constitute a breach of this Section 8.5(a) by the Company. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the prior sentence of the obligations undertaken in this Section
8.5. For purposes of this Section 8.5, a Person shall be deemed to have facilitated or encouraged an action or result only if any act or omission by such Person (i) would reasonably be expected to facilitate or encourage such action or result or (ii) was intended by such Person to facilitate or encourage such action or result.

                  For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries or
(iii) any merger, share exchange, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of the Company or any of its Subsidiaries other than the Offer or the Merger; and "SUPERIOR PROPOSAL" means a bona fide written Takeover Proposal made by a New Bidder (as defined below) that was not solicited by the Company after the date of this Agreement to purchase all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, merger or other business combination (y) on terms which the Company's Board of Directors determines in good faith to be superior to the Company and its shareholders (other than Parent, Purchaser and their respective Affiliates), in their capacity as shareholders, from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as compared to the transactions contemplated hereby and any alternative proposed by Parent or Purchaser in accordance with Section 10.1(c) hereof, such determination having been made only after consultation with the Company's financial advisor and (z) which is not subject to any financing contingency and is otherwise reasonably capable of being consummated. "NEW BIDDER" means any Person other than a Person who submitted a bid price to the Company or an advisor to the Company in response to the auction procedures conducted by Morgan Stanley Dean Witter in connection with the proposed sale of the Company.

                  (b)      The Company agrees that, except as set forth in
Section 8.5(c), neither its Board of Directors nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Company's Board of Directors of the Offer, the Merger or this Agreement, unless the Board of Directors of the Company shall have determined in good faith, after consultation with its outside counsel, that such withdrawal or modification is necessary in order to satisfy its fiduciary duties to the Company's shareholders under applicable law, (ii) approve or recommend, or, in the case of a committee, propose to the Board of Directors to approve or recommend, any Takeover Proposal or (iii) approve, recommend or cause it to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Takeover Proposal.

                  (c) Notwithstanding anything to the contrary herein, prior to Consummation of the Offer, the Company and/or its Board of Directors may take the actions otherwise prohibited by Sections 8.5(a) and 8.5(b) if (i) a third party makes a Superior Proposal, (ii) the Company complies with its obligations under Section 8.5(d), (iii) all of the conditions to the Company's right to terminate this Agreement in accordance with Section 10.1(c) hereof shall have been satisfied (including expiration of the five business day period described therein (or such shorter period as may be provided therein) and the payment of all amounts required pursuant to Section 10.3 hereof) and (iv) simultaneously therewith, this Agreement is terminated in accordance with
Section 10.1(c)(i) hereof.

                  (d) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this
Section 8.5, promptly after (but in no event more than 24 hours after) receipt thereof, the Company shall provide Parent with a copy of any Superior Proposal.

                  (e) Parent and Purchaser agree that nothing contained in this Section 8.5 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer or from making any required disclosure to the Company's shareholders if, in the reasonable good faith judgment of the Company's Board of Directors, after consultation with outside counsel, failure so to disclose would be a violation of its disclosure obligations under applicable Law.

                  (f) The Company agrees promptly to request the return or destruction of confidential information provided to each Person who submitted a bid price to the Company or an advisor to the Company in response to the auction procedures conducted by Morgan Stanley Dean Witter in connection with the proposed sale of the Company, in accordance with the agreements executed by such Person.

                  SECTION 8.6 ANTITRUST LAWS.

                  (a) Each party hereto shall (i) take promptly (but in no event later than five business days following the date of this Agreement as to initial filings) all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

                  (b) Each party hereto shall use its commercially reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including, if necessary, agreeing to or causing the divestiture of nonmaterial assets. In the event that, notwithstanding each party's commercially reasonable best efforts, the requisite approval of Canadian Antitrust Authorities cannot be obtained, and as a result thereof the sole remaining condition to Consummation of the Offer is the condition set forth in clause (a)(ii) of Annex I with respect to the approval of Canadian Antitrust Authorities, then (i) the Company shall have the right to agree to or cause the divestiture of the Company's Canadian assets in such manner as may be permitted by Canadian Antitrust Law and (ii) upon the earlier to occur of such agreement or the consummation of such divestiture the condition set forth in clause
(a)(ii) of Annex I with respect to the approval of Canadian Antitrust Authorities shall no longer apply and shall be deemed satisfied.

                  (c) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Authority regarding any of the transactions contemplated hereby.

                  (d) For purposes of this Agreement, (i) "ANTITRUST AUTHORITIES" means the Federal Trade Commission, the Antitrust Division of the Department of Justice, the attorneys general of the several states of the United States and any other Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws and
(ii) "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act (Canada), as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                  SECTION 8.7 INDEMNIFICATION; DIRECTORS' AND OFFICERS'
INSURANCE.

                  (a) Parent, Purchaser and the Surviving Corporation agree that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") for acts or omissions of such Persons occurring at or prior to the Effective Time, as provided in the Company's Certificate of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of the Subsidiaries or the terms of any individual indemnity agreement or other arrangement with any director or executive officer, which agreement or arrangement is listed in Section 8.7 of the Company Disclosure Schedule, in each case as in effect as of the date of this Agreement, shall survive the Merger and shall continue in full force and effect for six years after the Effective Time (without modification or amendment, except as required by applicable law) in accordance with their terms, to the fullest extent permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation, and the Surviving Corporation shall also advance fees and expenses (including reasonable attorney's fees) as incurred to the fullest extent permitted under applicable Law upon receipt of any undertaking required by applicable Law. If, within six years from the Effective Time, the Surviving Corporation is merged with and into Parent or another entity, the certificate of limited partnership and agreement of limited partnership of Parent (or equivalent organizational documents) or such other entity shall, for at least the six-year period following the Effective Time, provide rights to indemnification for the Indemnified Persons at least equivalent to those in the certificate of incorporation and bylaws of the Surviving Corporation. Subject to the foregoing, nothing in this Section 8.7 shall prevent a merger, consolidation, or business combination of the Surviving Corporation with another entity.

                  (b) Purchaser shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time. Notwithstanding the foregoing sentence or Section 8.2 to the contrary, the Company shall have the right to procure, prior to the Effective Time, a policy for directors' and officers' liability insurance with respect to matters occurring prior to the Effective Time, having a term lasting no less than six years following the Effective Time and providing U.S. $50,000,000 in coverage, and containing terms and conditions which are no less advantageous than the Company's current policies with respect to such insurance. The provisions of this Section 8.7 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 8.7(b) may not be amended, waived or altered in any respect without the prior written unanimous approval of the Board of Directors of the Company.

                  (c) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their respective officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 8.7 is not prior to or in substitution for any such claims under such policies.

                  SECTION 8.8 PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, except as may be required by Law, court process or by obligations pursuant to any listing agreement with a national securities exchange, or as may be permitted pursuant to Section 8.5.

                  SECTION 8.9 EMPLOYEE BENEFITS PLANS.

                  (a) From and after the Measurement Date, the Company and the Surviving Corporation, as the case may be, shall honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's written employment, severance and termination agreements, plans and policies existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any individual director, officer or employee thereof and which have been disclosed in Section 8.9 of the Company Disclosure Schedule. Parent acknowledges and agrees that Consummation of the Offer would constitute a "Change in Control" (or the similar relevant defined term) for all purposes pursuant to those agreements and arrangements indicated on Section 8.9 of the Company Disclosure Schedule.

                  (b) For a period of one year from and after the Measurement Date, the Company and the Surviving Corporation, as the case may be, shall provide severance pay to any employee of the Company or any Subsidiary of the Company at the date of the consummation of the Merger that is listed on
Schedule 8.9(b) and who is subject to an Involuntary Termination in an amount equal to the amount set forth on Schedule 8.9(b) hereto with respect to such employee. For purposes of this Section 8.9(b), "INVOLUNTARY TERMINATION" shall mean any termination of employment with the Company or any Subsidiary of the Company for reasons other than (i) the employee's death, total and permanent disability, or retirement under circumstances that entitle the employee to full benefits under one or another of the death and disability, retirement or pension plans or programs generally applicable to such employee, (ii) termination for "cause" (meaning (1) the willful misconduct of such employee that results in material injury to the Company or any of its Subsidiaries or (2) the employee's willful and continued failure substantially to perform the employee's duties to the Company or its Subsidiaries after a written demand for substantial performance has been delivered to the employee by the employee's supervisor, which specifically identifies the manner in which it is believed that the employee has not substantially performed his or her duties), or (iii) the employee's voluntary termination of employment other than a voluntary termination following (1) a relocation of such employee's work location to a location that is not within a reasonable commuting distance from the employee's current residence or (2) the re-assignment of such employee to a position other than another position involving the performance of substantially the same duties, responsibilities and compensation as immediately before the Measurement Date.

                  (c) For a period of not less than six months following the Measurement Date, Parent shall, unless different terms are negotiated with the relevant union representing any such employees, cause the Surviving Corporation to provide to the Company Employees employee benefits that are, in the aggregate, no less favorable than those provided immediately prior to the Measurement Date to Company Employees; provided, however, that nothing contained in this Section 8.9 shall require Parent or Purchaser to continue or replace, or cause to be continued or replaced, any Company Stock Plan or other Company Benefit Plan after the Measurement Date.

                  (d) Subject to compliance with Section 8.9(a), nothing contained in this Section 8.9 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any Company Employee or any change in the compensation or employee benefits available to any Company Employee or the amendment or termination of any particular Company Benefit Plan to the extent permitted by its terms as in effect immediately prior to the Measurement Date.

                  (e) For all purposes under any employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time, other than Parent's employee stock option plan (the "PARENT OPTION PLAN") (all such employee benefit plans, other than the Parent Option Plan, are hereinafter referred to as the "NEW PLANS"), each such Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plans for purposes of (i) eligibility to participate and
(ii) vesting, but in no event shall such service be taken into account in determining the accrual of benefits under any New Plan, including, but not limited to, a defined benefit plan. In addition, and without limiting the generality of the foregoing, (x) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such

New Plan replaces coverage under a comparable benefit plan of the Company in which such employee participated immediately before the Effective Time and which plans were previously disclosed to Parent and (y) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions of such New Plan to be waived for such employee and his or her covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the Effective Time), and, if coverage under a Company Benefit Plan is ended on a date other than the last day of the plan year, Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such employee's participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

                  (f) Prior to the Consummation of the Offer, Company shall take, or shall cause to be taken, all actions required under each Company Benefit Plan to cause any employee who is not employed by an entity required to be aggregated with the Company under Section 414(b), 414(c) or 414(m) of the Code to cease participation in each Company Benefit Plan, effective as of the Effective Time.

                  (g) From and after the Measurement Date, the Company and the Surviving Corporation, as the case may be, and the Parent shall honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company's written non-compete agreements existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in Section 8.9 of the Company Disclosure Schedule (the "NON-COMPETE AGREEMENTS").

                  (h) Prior to Consummation of the Offer, Purchaser shall provide to the signatories of the Non-Compete Agreements a letter of credit, insurance or other security securing the payment obligations of the Company under the Non-Compete Agreements, in each case in form and substance reasonably acceptable to the Company; provided, however, that if such security has not been provided prior to the Consummation of the Offer, such security shall be in form and substance satisfactory to each employee receiving the same.

                  SECTION 8.10 OPTION TO ACQUIRE ADDITIONAL SHARES.

                  (a) The Company hereby grants to Purchaser, an irrevocable option (the "OPTION") to purchase, at an exercise price per share equal to the Offer Price, up to that number of newly issued shares of Company Common Stock (the "OPTION SHARES") equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Purchaser immediately following Consummation of the Offer, shall constitute one share more than 90% of the shares of Common Company Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Option Shares).

                  (b) Such Option shall be exercisable only after Consummation of the Offer if, as a result of Consummation of the Offer, Purchaser owns beneficially at least 85% of the outstanding shares of the Company Common Stock on a fully diluted basis. Such Option shall not be exercisable if (i) the number of shares of Company Common Stock subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance, or (ii) the exercise of the Option would violate the applicable rules of the New York Stock Exchange applicable to the Company.

                  (c) In the event Purchaser wishes to exercise the Option, Purchaser shall give the Company one-day prior written notice of its exercise of the Option specifying the number of shares of Company Common Stock that are or will be owned by Purchaser immediately following Consummation of the Offer and a place and a time (which may be concurrent with the Consummation of the Offer) for the closing of such purchase. The Company shall, as soon as practicable following receipt of the notice, deliver written notice to Purchaser specifying the number of Option Shares. At the closing of the purchase of the Option Shares, the purchase price owing upon exercise of such Option which equals the product of (x) the number of shares of Company Common Stock purchased pursuant to such Option multiplied by (y) the Offer Price and shall be paid to the Company in cash by wire transfer of immediately available funds.

                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

                  SECTION 9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) This Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, if required by applicable law, in order to consummate the Merger;

                  (b) No Order, or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) preventing the consummation of the Merger or (ii) prohibiting or limiting the ownership or operation by Parent, Purchaser or the Company or their respective Subsidiaries of any of their assets (except as otherwise provided in Section 8.6(b)) or (iii) compelling Parent, Purchaser or the Company and their respective Subsidiaries to dispose of or hold separate any of their assets (except as otherwise provided in Section 8.6(b));

                  (c) All Orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time; and

                  (d) Purchaser, Parent or any Affiliate of Parent shall have purchased shares of Company Common Stock pursuant to the Offer; provided, however, that neither Parent nor Purchaser shall be entitled to rely on the condition in this Section 9.1(d) if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

                  SECTION 9.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to consummate the Merger are further subject to the satisfaction of the condition that the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, except for any action or inaction after the Measurement Date that would constitute a breach hereunder that is approved by a majority of Parent's designees to the Company's Board of Directors or is otherwise expressly consented to by Parent in writing.

                                   ARTICLE X
                           TERMINATION AND ABANDONMENT

                  SECTION 10.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

                  (a) by mutual written consent of Parent and the Company (which, if required by Section 2.3(b), must be approved by the Independent Directors as provided therein); or

                  (b)      by Parent:

                           (i) if at any time prior to Consummation of the Offer, the Company has breached any representation or warranty, or prior to the Effective Time has breached any covenant or other agreement contained in this Agreement, which
                  (A) would give rise to the failure of a condition set forth in clause (c) of Annex I, (B) cannot be or has not been cured within 20 days after receipt of written notice thereof by the Company or by the Termination Date, whichever is earlier, and
                  (C) has not been waived by Parent pursuant to the provisions hereof (provided that Parent may not terminate this Agreement pursuant to this clause (i) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement).

                           (ii) if at any time prior to Consummation of the Offer, (A) the Company, or its Board of Directors, as the case may be, shall have (u) after the date hereof, entered into any agreement, other than a confidentiality/standstill agreement permitted under Section 8.5, with respect to any Takeover Proposal other than the Offer or the Merger, (v) amended, conditioned, qualified, withdrawn, modified or contradicted, or resolved to do any of the foregoing, in a manner adverse to Parent or Purchaser, its approval and recommendation of the Offer, the Merger and this Agreement (regardless of whether such action was permitted under this Agreement), (w) solicited, approved or recommended any Takeover Proposal other than the Offer or the Merger, (x) failed to reaffirm publicly its recommendation regarding the Offer or approval of the Merger or any of the Company Transaction Documents within five business days of Purchaser's written request to do so, (y) failed to reject any Takeover Proposal or amended Takeover Proposal within five business days following the public announcement of such Takeover Proposal or amendment, or (z) prior to the Consummation of the Offer, violated Section 8.2(b)(15), or (B) the Company or the Company's Board of Directors or any committee thereof shall have resolved or agreed, in writing or otherwise, to do any of the foregoing; or

                  (c)      by the Company:

                           (i) if at any time prior to Consummation of the Offer (A) a Superior Proposal is received by the Company and
                  (B) the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties to the Company's shareholders under applicable law; provided that the Company may not terminate this Agreement pursuant to this Section 10.1(c)(i) unless and until (w) five business days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such five business day period the Company has fully cooperated with Parent, including, without limitation, providing Parent with a copy of such Superior Proposal, including any amendments or modifications thereto, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (x) at the end of such five business day period the Takeover Proposal continues to constitute a Superior Proposal (taking into account any modifications to the terms hereof proposed by Parent) and the Board of Directors of the Company confirms its determination (after consultation with outside counsel) that it is a Superior Proposal and that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; (y) following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; and (z) the Company prior to such termination pays to the Parent in immediately available funds the Termination Fee and the Expenses to the extent Parent has notified the Company in writing of the amount of the Expenses.

                           (ii) provided the Company is not in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, if Parent or Purchaser shall have (x) failed to commence the Offer as provided in
                  Section 2.1, (y) failed to pay for shares of Company Common Stock pursuant to the Offer in accordance with Section 2.1, or
                  (z) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 20 days after receipt of written notice thereof by Parent or by the Termination Date, whichever is earlier; or

                  (d)      by either Parent or the Company:

                           (i) if the Offer has not been consummated on or before the Termination Date; provided that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material

'                  obligation of this Agreement or other material breach of this
                  Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or prior to the aforesaid date; or

                           (ii) if, as a result of the failure of any of the conditions set forth in Annex I to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any shares of Company Common Stock pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach of this Agreement has resulted in the failure of such condition; or

                           (iii) if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting Consummation of the Offer or consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided that the right to terminate pursuant to this clause shall not be available to any party whose material breach of Section 8.6 has been the cause of such order, decree, ruling or other action.

                  SECTION 10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by Parent or the Company, as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Purchaser or their respective officers or directors (except as set forth in the Confidentiality Agreement, this Section 10.2 and Sections 10.3, 11.3, 11.4, 11.5, 11.8, 11.9, 11.11, 11.12,
11.13, which shall survive the termination); provided, however, that nothing contained in this Section 10.2 or in Section 10.3 shall relieve any party hereto from any liability for any willful breach of its covenants under this Agreement.

                  SECTION 10.3 PAYMENT OF CERTAIN FEES.

                  (a) If this Agreement is terminated by Parent in accordance with Section 10.1(b)(ii), then the Company shall pay to Parent, within one business day after the date of termination of this Agreement, the Termination Fee and the Expenses; provided, however, the Company is not obligated to pay the Expenses until the Parent has notified the Company in writing of the amount of the Expenses. If this Agreement is terminated by the Company in accordance with Section 10.1(c)(i), then the Company shall pay to Parent the Termination Fee and the Expenses as provided in Section 10.1(c)(i); provided, however, the Company is not obligated to pay Expenses until the Parent has notified the Company in writing of the amount of the Expenses.

                  (b) If (i) this Agreement is terminated by (A) Parent pursuant to Section 10.1(b)(i), (B) Parent or the Company pursuant to Section 10.1(d)(i), or (C) Parent or the Company pursuant to clause 10.1(d)(ii) and either the Minimum Condition or any of the conditions listed in Section (c) of Annex I to this Agreement shall fail to have been satisfied and (ii)(A) a Takeover Proposal shall have been made and publicly announced or communicated to the Company's shareholders after the date of this Agreement and prior to the effective date of such termination and (B) concurrently with or within 12 months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall within one business day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto), if any, pay to Parent the Termination Fee and the Expenses; provided, however, the Company is not obligated to pay the Expenses until the Parent has notified the Company in writing of the amount of the Expenses. "THIRD PARTY ACQUISITION EVENT" shall mean (i) the consummation of a Takeover Proposal involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of this Agreement would have constituted a Takeover Proposal or (ii) the entering into by the Company or any of its Subsidiaries of a definitive agreement with respect to any such transaction.

                  (c) Any payment of the Termination Fee and the Expenses pursuant to this Section 10.3 shall be made by wire transfer of immediately available funds. If the Company fails to pay to Parent the Termination Fee and the Expenses when due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate for leading money center banks as published in The Wall Street Journal from the date such fee was required to be paid to the date it is paid.

                                   ARTICLE XI
                                  MISCELLANEOUS

                  SECTION 11.1 REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, on the one hand, and Parent and Purchaser, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Purchaser shall be under any liability whatsoever with respect to any such representation or warranty. This Section 11.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

                  SECTION 11.2 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company (or, if required by Section 2.3, the Independent Directors), Parent or Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) subject to the proviso of Section 11.6, waive compliance with any of the agreements or conditions contained herein by the other parties hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  SECTION 11.3 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                  (a)      if to the Company, to it at:

                           Rollins Truck Leasing Corp.
                           P.O. Box 1791
                           Wilmington, DE  19899
                           Telecopy:  (302)426-3838
                           Telephone:  (302)426-3409
                           Attention:  Patrick J. Bagley

                           in each case, with a copy (which shall not constitute notice) to:

                           Rollins Truck Leasing Corp.
                           P.O. Box 1791
                           Wilmington, DE  19899
                           Telecopy:  (302)426-3555
                           Telephone:  (302)426-2806
                           Attention:  Klaus Belohoubek
                                       Vice President - General Counsel and
                                                        Secretary

                           in each case, with an additional copy (which shall not constitute notice) to:

                           LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           125 West 55th Street
                           New York, NY  10019
                           Telecopy:  (212) 424-8500
                           Telephone:  (212) 424-8137
                           Attention:  Joseph L. Seiler III

                  (b)      if to either Parent or Purchaser, to it at:

                           Penske Truck Leasing Co., L.P.
                           P.O. Box 563
                           Reading, PA  19603-0563
                           Telecopy:   (610)856-1055
                           Telephone: (610)775-6220
                           Attention:  Wayne S. Angelbeck
                                       Vice President - Business Development,
                                       Treasurer

                           in each case, with a copy (which shall not constitute notice) to:

                           Penske Truck Leasing Co., L.P.
                           P.O. Box 563
                           Reading, PA  19603-0563
                           Telecopy:    (610)775-6330
                           Telephone:   (610)775-6292
                           Attention:    Michael A. Duff
                                         Assistant General Counsel
                           in each case, with an additional copy (which shall not constitute notice) to:

                           Drinker Biddle & Reath LLP
                           One Logan Square
                           18th & Cherry Streets
                           Philadelphia, PA  19103
                           Telecopy:  (215) 988-2757
                           Telephone:  (215) 988-2700
                           Attention:  F. Douglas Raymond, III

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

                  SECTION 11.4 ENTIRE AGREEMENT. The Confidentiality Agreement and this Agreement and the schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

                  SECTION 11.5 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 8.7 hereof only, shall inure to the benefit of the Persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser may assign and transfer its rights and obligations hereunder to any of its Affiliates, provided that such assignment shall not release Parent from its obligations hereunder. Except as provided in the immediately preceding sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 11.6 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in all respects before the Effective Time (whether before or after the Company Shareholder Approval), by action taken by the respective Boards of Directors of Parent, Purchaser and the Company (or, if required by Section 2.3, the Independent Directors) or by the respective officers authorized by such Boards of Directors or the Independent Directors, as the case may be; provided, however, that after the Company Shareholder Approval, no amendment shall be made which by law requires further approval by the shareholders of the Company without such further approval.

                  SECTION 11.7 FURTHER ACTIONS. Each of the parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations and fiduciary duties, it will use its commercially reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

                  SECTION 11.8 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 15, 2001.

                  SECTION 11.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (a) irrevocably and unconditionally consents to submit to the jurisdiction of any state court located in the County of New Castle, State of Delaware (a "STATE COURT") or in the United States District Court for the District of Delaware (the "Federal Court") for the purpose of any action arising out of or based upon this Agreement or any of the transactions contemplated by this Agreement brought by any party hereto and for the recognition and enforcement of any judgment rendered in respect thereof, and
(b) waives, and agrees not to assert by way of motion, as a defense, or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its assets or property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each of Parent, Purchaser and the Company irrevocably appoints CT Corporation System, 1209 Orange Street, City of Wilmington, County of New Castle, 19801, as its agent for the sole purpose of receiving service of process or other legal summons in connection with any proceedings in the State of Delaware. If the appointment of the person mentioned in this Section 11.9 ceases to be effective, Parent, Purchaser and the Company each agrees that it will promptly appoint a further person in the State of Delaware to accept service of process on its behalf in the State of Delaware and so notify the other parties to this Agreement. Nothing contained in this Section
11.9 shall affect the right to serve process in any other manner permitted by law.

                  SECTION 11.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                  SECTION 11.11 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to the conflict of Laws rules thereof).

                  SECTION 11.12 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  SECTION 11.13 WAIVER OF JURY TRIAL. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

                  SECTION 11.14 TIME. Time is of the essence with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed by its officers thereunto duly authorized, all as of the date first above written.


                                     PENSKE TRUCK LEASING, CO., L.P.


                                     By:      Penske Truck Leasing Corporation,
                                              its General Partner


                                     By:      /s/ Brian Hard
                                              ---------------------------------
                                              Name:  Brian Hard
                                              Title: President


                                     SUN ACQUISITION CORPORATION



                                     By:      /s/ Brian Hard
                                              ---------------------------------
                                              Name:  Brian Hard
                                              Title: President


                                     ROLLINS TRUCK LEASING CORP.



                                     By:      /s/ John W. Rollins, Jr.
                                              ---------------------------------
                                              Name:  John W. Rollins, Jr.
                                              Title: President & CEO

                                                                         ANNEX I

                         CERTAIN CONDITIONS OF THE OFFER

                  The capitalized terms used in this Annex I which are not defined herein shall have the meanings set forth in the Agreement to which this Annex I is attached, except that the term the "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is attached.

                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to Purchaser's obligations to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with the Merger Agreement; if:

                  (a) immediately prior to any scheduled or extended expiration date of the Offer:

                           (i) the Minimum Condition shall not have been satisfied; or

                           (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated, or any similar approval by Canadian Antitrust Authorities shall not have been obtained;

                  (b) at any time before Consummation of the Offer, any of the following conditions exists:

                           (i) there shall have been any action taken, or suit or proceeding threatened or commenced, or any statute, rule, regulation, legislation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger, in each case by any domestic or foreign Federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly is seeking to
                  (1) prohibit, or impose any material limitations, other than limitations generally affecting the industries in which the Company and Parent and their respective Subsidiaries conduct their business, on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries) of all or a material portion of the Company's and its Subsidiaries' businesses or assets as a whole, or compel Parent or Purchaser or their respective Subsidiaries to dispose of or hold separate any material portion of its shares of Company Common Stock or of the business or assets of the Company or Parent, in each case taken as a whole, (2) prohibit, or make illegal, Consummation of the Offer or consummation of the Merger or the other transactions contemplated by the Merger Agreement, (3) cause a material delay in the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase a material amount of the shares of Company Common Stock, or (4) impose material limitations on the ability of Purchaser or Parent or any of their Subsidiaries effectively to exercise full rights of ownership of all or a substantial number of the shares of the Company Common Stock including, without limitation, the right to vote the shares of the Company Common Stock purchased by it on all matters properly presented to the Company's shareholders on an equal basis with all other holders of such shares and the right to hold, transfer or dispose of such shares;

                           (ii) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities in the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and excluding any suspension or limitation resulting from physical damage or interference with any exchange not related to market conditions) or (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the extension of credit by lending institutions (whether or not mandatory);

                           (iii) other than as explicitly disclosed in the Company Disclosure Schedule or the Company SEC Reports, filed prior to the date of the Merger Agreement, any change shall have occurred (or any development shall have occurred) after September 30, 2000, in the financial condition or results of operations of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Company Material Adverse Effect; or

                           (iv) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, or approved or recommended another proposal or offer regarding a Takeover Proposal, or shall have resolved to do any of the foregoing; or

                           (v) tangible net equity (as defined by GAAP) of the Company shall be less than U.S.$321,000,000 (to be computed by subtracting from Total Shareholders' Equity, the Excess of Cost over Net Assets of Businesses Acquired as such asset classifications were historically reflected on the Balance Sheet and as evidenced by a certificate of the chief financial officer of the Company); or

                           (vi) the Merger Agreement shall have been terminated in accordance with its terms; or

                  (c) as of the later to occur of (A) the satisfaction of the conditions set forth in clauses (a) and (b) of this Annex I or (B) twenty
(20) days after the date of the Offer, but in no event later than any scheduled or extended expiration date of the Offer, (1) the Company shall have breached or failed to perform in any material respect any of its obligations under the Merger Agreement required to have been performed at or prior to such time, or
(2) subject to Section 5.2 of the Merger Agreement, the representations and warranties of the Company set forth in the Merger Agreement (other than the representations and warranties set forth in Sections 6.1(a), 6.1(c), 6.1(d), 6.2, 6.3, 6.5, 6.6, 6.7, 6.12, 6.15, 6.17, 6.18, 6.19, 6.20(a), 6.22(a), 6.23,
6.26) shall fail to be true and correct as of the date of the Merger Agreement and as of any scheduled or extended expiration date, or (3) the representations and warranties of the Company set forth in Sections 6.1(a), 6.1(c), 6.1(d), 6.2, 6.3, 6.5, 6.6, 6.7, 6.12, 6.15, 6.17, 6.18, 6.19, 6.20(a), 6.22(a), 6.23 and
6.26 of the Merger Agreement shall fail to be true and correct in all

                                   Annex I-2
material respects (except to the extent such representations and warranties are qualified by materiality, in which case such qualified portions of such representations and warranties shall be true and correct in all respects) as of the date of the Merger Agreement and as of any scheduled or extended expiration date of the Offer as though made on such date (or, in each case, if made as of a specified date, as of such date).

                  Subject to the provisions of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Purchaser or, subject to the terms of the Merger Agreement may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


                                    Annex I-3